Exhibit 10.3

EXECUTION VERSION

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

DATED AS OF MARCH 10, 2010

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Digital Cinema Implementation Partners, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of March 10, 2010, by and among each of the parties hereto.

RECITALS

WHEREAS, American Multi-Cinema, Inc., a Missouri corporation (“AMC” or the “AMC Founding Member”), Regal/DCIP Holdings, LLC, a Delaware limited liability company (“Regal” or the “Regal Founding Member”), and Cinemark Media, Inc., a Delaware corporation (“Cinemark Media” or the “Cinemark Founding Member”) formed the Company and entered into the original limited liability company operating agreement as of February 12, 2007 (the “Original Agreement”) for the purposes of (i) engaging in the Digital Cinema Business and acquiring, holding, managing and otherwise dealing with the assets and liabilities associated therewith, and (ii) engaging in such other business activities as determined under the terms of this Agreement;

WHEREAS, AMC, Regal and Cinemark Media have made Capital Contributions to the Company in the amounts listed on Exhibit A hereto;

WHEREAS, each of AMC, Regal and Cinemark Media desire to amend and restate the Original Agreement on the terms set forth herein; and

WHEREAS, the respective board of directors and manager of each of AMC, Regal and Cinemark Media, respectively, have approved this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Defined Terms.  The following terms shall have the following meanings in this Agreement:

“Additional Required Funding Notice” has the meaning set forth in the Equity Contribution Agreement.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.  Notwithstanding the foregoing, (i) no Member shall be deemed an

Affiliate of the Company, (ii) the Company shall not be deemed an Affiliate of any Member, (iii) no stockholder of REG, or any of such stockholder’s Affiliates (other than REG and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company, (iv) no stockholder of Marquee Holdings, or any of such stockholder’s Affiliates (other than Marquee Holdings and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company, and (v) no stockholder of Cinemark, or any of such stockholder’s Affiliates (other than Cinemark and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company.

“Agreement” has the meaning set forth in the preamble of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Allocations Exhibit” means Exhibit B to this Agreement.

“AMC” has the meaning set forth in the Recitals of this Agreement or its successor.

“AMC Director” has the meaning set forth in Section 4.2(a)(i) of this Agreement.

“AMC Founding Member” has the meaning set forth in the Recitals of this Agreement.

“Beneficial Owner” or “beneficial owner” (including, with correlative meanings, the terms “beneficial ownership” and “beneficially owns”) has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have Beneficial Ownership of all Units that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or is exercisable only upon the occurrence of a subsequent condition.

“Board” means the Board of Directors of the Company.

“Budget” means an annual operating and capital budget of the Company, including, among other things, anticipated revenues, expenditures (capital and operating), and cash and capital requirements (including any additional Capital Contributions) of the Company for the following year.

“Budget Deadlock” has the meaning set forth in Section 4.5 of this Agreement.

“Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” has the meaning set forth in the Allocations Exhibit.

“Capital Contribution” means the total amount contributed (or deemed to be contributed) to the Company in Cash and the value of Contributed Equipment set forth in the applicable Installation Agreement, and all other assets (at the agreed fair market value (net of all liabilities secured by such assets that the Company is considered to assume or take subject to Section 752 of the Code)) contributed to the Company by a Member.

“Cash” means cash, amounts credited to deposit accounts and other immediately available funds that are denominated in Dollars.

“Cash Equivalents” means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Corporation or any successor rating agency (“S&P”) or Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”); (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that (1) has a combined capital and surplus and undivided profits of not less than $500,000,000, (2) has a long-term unsecured debt rating of “Aa3” or better by Moody’s or, if not rated by Moody’s then otherwise approved by Moody’s, and (3) whose deposits are insured by the FDIC; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; (v) money market funds that (A) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (B) are rated AAA by S&P and Aaa by Moody’s, and (C) have portfolio assets of at least $5,000,000,000; and (vi) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Cause” means (i) willful malfeasance or willful misconduct by a Director or Officer in connection with the performance of his or her duties as such, (ii) the commission by a Director or Officer of (A) any felony or (B) a misdemeanor involving moral turpitude or (iii) a determination by a court of competent jurisdiction in the United States that such Director or Officer, as such or in any other capacity (whether or not relating to the Company), breached a fiduciary duty owed by him or her to another Person.

“CEO” has the meaning set forth in Section 4.6(b)(i) of this Agreement.

“CEO Director” has the meaning set forth in Section 4.2(a)(iv) of this Agreement.

“Certificate” has the meaning set forth in Section 2.1(a) of this Agreement.

“Chairman” has the meaning set forth in Section 4.2(b) of this Agreement.

“Change of Control” with respect to any Person that is not an individual, means (i) any merger or consolidation with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the members or stockholders of such Person immediately prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof) or (B) any Person or Group becomes the beneficial owner of more than 50% of the voting securities of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof), (ii) any transaction or series of related transactions in which in excess of 50% of such Person’s voting power is Transferred to any other Person or Group or (iii) the sale or Transfer by such Person of all or substantially all of its assets.

“Cinemark” means Cinemark Holdings, Inc. or its successor or any Person that wholly owns Cinemark, directly or indirectly, in the future.

“Cinemark Director” has the meaning set forth in Section 4.2(a)(ii) of this Agreement.

“Cinemark Founding Member” has the meaning set forth in the Recitals of this Agreement.

“Cinemark Media” has the meaning set forth in the Recitals of this Agreement or any successor of Cinemark Media.

“Closing Date” has the meaning set forth in the Kasima Parent Holdings LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute and the rules and regulations thereunder in effect from time to time.  Any reference herein to a specific provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Rejection” has the meaning set forth in Section 8.6(c) of this Agreement.

“Confidential Information” has the meaning set forth in Section 10.3(a) of this Agreement.

“Contributed Equipment” has the meaning set forth in the applicable Installation Agreement.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting Equity Interests, as trustee or executor, by contract or otherwise.

“Digital Cinema Business” means the administration of all functions required of the Company or any Subsidiary of the Company under the Transaction Documents.

“Digital System” has the meaning set forth in the Equipment Lease Agreement.

“Director” means a member of the Board.

“Equipment” has the meaning set forth in the Equipment Lease Agreement.

“Equipment Lease Agreements” means (a) the Master Equipment Lease Agreement, dated as of March 10, 2010, by and between Kasima, LLC and Regal, (b) the Master Equipment Lease Agreement, dated as of March 10, 2010, by and between Kasima, LLC and Cinemark and (c) the Master Equipment Lease Agreement, dated as of March 10, 2010, by and between Kasima, LLC and AMC.

“Equity Contribution Agreement” means that certain Equity Contribution Agreement dated as of March 10, 2010, by and between the Company and Kasima Parent Holdings, LLC.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in or issued by, or interests, participations or other equivalents to share in the revenues or earnings of (except as provided in any service agreement that includes a revenue-sharing component entered into in the ordinary course of business), such Person or securities convertible into, or exchangeable or exercisable for, such shares, interests, participations or other equivalents and options, warrants or other rights to acquire such shares, interests, participations or other equivalents; provided that discounts and rebates granted in the ordinary course of business shall not in any event constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excess Costs” shall have the meaning set forth in the Kasima Parent Holdings LLC Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exhibitor” means AMC, Cinemark USA, Inc., a Texas corporation, and Regal Entertainment Group, a Delaware corporation.

“Exhibitor Escrow Account” means an escrow account established by Kasima, LLC for the purpose of holding proceeds of Capital Contributions made pursuant to Sections 5.1(c) and (d).

“Fiscal Period” means (a) the period commencing on January 1 and ending on March 31, 2010 and (b) any subsequent three month period commencing on each of January 1,

April 1, July 1 or October 1 and ending on the succeeding March 31, June 30, September 30 and December 31.

“Fiscal Year” means (a) the period commencing on January 1 and ending on December 31, 2010 and (b) any subsequent twelve month period commencing on January 1 and ending on the succeeding December 31.

“Foreign Subsidiary” means any Subsidiary that is not a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Founding Member(s)” means each of the AMC Founding Member, the Cinemark Founding Member and the Regal Founding Member, and any of their respective replacements as provided in Section 3.1(e).

“Funding Notice” has the meaning set forth in the Equity Contribution Agreement.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” has the meaning set forth in the Allocations Exhibit.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Exchange Act.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments issued by such Person, (iii) all obligations of such Person to pay the deferred purchase price for property or services, except trade accounts payable arising in the ordinary course of business and consistent with past practice, (iv) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments, (v) all Indebtedness of others secured by any lien, encumbrance or mortgage on any asset of such Person, and (vi) all Indebtedness of others guaranteed (whether by virtue of partnership arrangements, agreements to keep well, agreements to purchase assets, goods, securities or services, agreements to take-or-pay or agreements to maintain a minimum net worth, financial ratio or similar requirements, or otherwise) by such Person.

“Indemnitee” has the meaning set forth in Section 4.9(a) of this Agreement.

“Installation Agreements” means each of (a) the Installation Agreement dated as of March 10, 2010, between Kasima, LLC and AMC, (b) the Installation Agreement dated as of March 10, 2010, between Kasima, LLC and Regal, and (c) the Installation Agreement dated as of March 10, 2010, between Kasima, LLC and Cinemark USA, Inc.

“Intellectual Property” means all U.S., state and foreign intellectual property, including but not limited to all (i) (a) patents, inventions, discoveries, processes and designs; (b) copyrights and works of authorship in any media; (c) trademarks, service marks, trade names, trade dress and other source indicators and the goodwill of the business symbolized thereby;  (d) software; and (e) trade secrets and other confidential or proprietary documents, ideas, plans and information; (ii) registrations, applications and recordings related thereto; (iii) rights to obtain renewals, extensions, continuations or similar legal protections related thereto; and (iv) rights to bring an action at law or in equity for the infringement or other impairment thereof.

“Interest” means a limited liability company interest in the Company as provided in this Agreement and under the LLC Act and, in addition, any and all rights and benefits to which a Member is entitled under this Agreement, together with all obligations of such Person to comply with, and rights to benefit from, the terms and provisions of this Agreement.  Interests shall be expressed as a number of Units and as a number of any additional Interests issued by the Company pursuant to Section 3.5.

“Joint Venture Agreements” means, collectively, this Agreement and the Software License Agreement.

“Joint Venture Purposes” has the meaning set forth in Section 2.6(b) of this Agreement.

“Kasima Parent Holdings LLC” means Kasima Parent Holdings, LLC, a Delaware limited liability company.

“Kasima Parent Holdings LLC Agreement” means that certain Limited Liability Agreement of Kasima Parent Holdings, LLC, dated as of March 10, 2010, as amended, supplemented, restated or otherwise modified from time to time.

“Liabilities” has the meaning set forth in Section 4.10(a) of this Agreement.

“Liquidator” has the meaning set forth in Section 7.2 of this Agreement.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del.C. §§ 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Majority Director Vote” means the vote of six (6) Directors (assuming a total of seven (7) Directors as provided herein) present or represented by a valid written proxy at any meeting of the Board at which a quorum is present, except in the event that any Founding Member is a Selling Member or a Non-Funding Member, as applicable, the Directors designated by such Founding Member will be excluded from voting on matters set forth in Sections 4.5(t), 4.5(v) and 5.4(a), as applicable, and in such cases the vote of four (4) out of five (5) remaining Directors present or represented by a valid written proxy at any meeting of the Board at which a quorum is present will be required.

“Majority Member Vote” means the affirmative vote by both:  (a) holders of Units representing a majority of all the Units then issued and outstanding and (b) each Founding Member.

“Management Services Agreements” means each of (a) that certain Management Services Agreement, dated as of March 10, 2010, by and among the Company, Kasima Parent Holdings, LLC and the Exhibitors and (b) that certain Management Services Agreement, dated as of March 10, 2010, by and among the Company, Kasima Holdings, LLC, Kasima, LLC and the Exhibitors.

“Marquee Holdings” means Marquee Holdings Inc. or its successor or any Person that wholly owns Marquee Holdings, directly or indirectly, in the future.

“Member” means each Person admitted to the Company as a member in accordance with the provisions of this Agreement that has not ceased to be a Member as provided in Section 3.1(c) of this Agreement.

“Member Information” has the meaning set forth in Section 10.3(c) of this Agreement.

“NCM” means National CineMedia, LLC, a Delaware limited liability company.

“Net Profits or Net Loss” has the meaning set forth in the Allocations Exhibit.

“Non-Funding Member” has the meaning set forth in Section 5.4(a) of this Agreement.

“Offer” has the meaning set forth in Section 8.6(b) of this Agreement.

“Offer Price” has the meaning set forth in Section 8.6(a) of this Agreement.

“Offered Units” has the meaning set forth in Section 8.6(a) of this Agreement.

“Offeree Member(s)” has the meaning set forth in Section 8.6(a) of this Agreement.

“Officer” has the meaning set forth in Section 4.6(a) of this Agreement.

“Optional Funding Notice” has the meaning set forth in the Equity Contribution Agreement.

“Percentage Interest” means the percentage determined for each Member by dividing the amount of each Member’s positive Capital Account by the aggregate positive Capital Accounts of all Members, as determined from time to time; provided, however, that if any Member’s Capital Account is negative at the time of determination, then the Percentage Interests shall be determined by the Board.

“Permitted Transferee” means (i) in the case of any Member and any Permitted Transferee of any Member, an Affiliate of such Member or Permitted Transferee, or (ii) in the case of any Founding Member and any Permitted Transferee of a Founding Member, a non-Affiliate of such Founding Member or Permitted Transferee if more than 50% of the non-Affiliate’s general voting power is owned directly or indirectly through one or more entities that are the same entities that own 50% or more of the general voting power of the Ultimate Parent of such Founding Member.

“Person” means any individual, corporation, limited liability company, partnership (general or limited), trust, joint stock company, business or statutory trust, unincorporated association, joint venture, Governmental Authority or other entity or organization of any nature whatsoever or any Group of two or more of the foregoing.

“Prime Rate” has the meaning set forth in Section 5.4(a)(i) of this Agreement.

“Projected Optional Capital Contribution Amount” has the meaning set forth in Section 5.1(d) of this Agreement.

“Proprietary Information” means all Intellectual Property, including but not limited to information of a technological or business nature, whether written or oral, and if written, however produced or reproduced, received by or otherwise disclosed to the receiving party from or by the disclosing party that is marked proprietary or confidential or bears a marking of like import, or that the disclosing party states is to be considered proprietary or confidential, or that a reasonable person would consider proprietary or confidential under the circumstances of its disclosure.

“REG” means Regal Entertainment Group or its successor or any Person that wholly owns REG, directly or indirectly, in the future.

“Regal” has the meaning set forth in the Recitals of this Agreement or any successor of Regal.

“Regal Cinemas” means Regal Cinemas, Inc., a Tennessee corporation, or its successor.

“Regal Director” has the meaning set forth in Section 4.2(a)(iii) of this Agreement.

“Regal Founding Member” has the meaning set forth in the Recitals of this Agreement.

“Response Notice” has the meaning set forth in Section 8.6(b) of this Agreement.

“Screen” has the meaning set forth in the Kasima Parent Holdings LLC Agreement.

“Secondary Response Notice” has the meaning set forth in Section 8.6(d) of this Agreement.

“Seller’s Notice” has the meaning set forth in Section 8.6(a) of this Agreement.

“Selling Member” has the meaning set forth in Section 8.6(a) of this Agreement.

“Senior Officer” has the meaning set forth in Section 4.6(b)(ii) of this Agreement.

“Software License Agreement” means the Second Amended and Restated Software License Agreement, dated on or about the date hereof, by and among the Company, AMC, Regal CineMedia Corporation, Cinemark USA, Inc., and NCM, as the same may be amended, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Tax Item” has the meaning set forth in the Allocations Exhibit.

“Tax Matters Member” has the meaning set forth in Section 6.2 of this Agreement.

“Third Party Transferee” has the meaning set forth in Section 8.5 of this Agreement.

“Transaction Documents” has the meaning set forth in the Kasima Parent Holdings LLC Agreement.

“Transfer” (including the terms “Transferred” and “Transferring”) means, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily (including upon the foreclosure under any pledge or hypothecation permitted by clause (b) below that results in a change of title), any Units or other assets beneficially owned by a Person or any interest in any Units or other assets beneficially owned by a Person.  Notwithstanding the foregoing:  (a) the Change of Control of any Member or Permitted Transferee or any Affiliate of such Member or Permitted Transferee (or any holder of equity in a Member or an Affiliate of a Member) or a Founding Member’s Ultimate Parent or its stockholders shall not be deemed to be a Transfer hereunder, and (b) a bona fide pledge of Units by any Member or its Affiliates shall not be deemed to be a Transfer hereunder.

“Transferring Member” has the meaning set forth in Section 8.1(a) of this Agreement.

“Ultimate Parent” means (i) Marquee Holdings in the case of AMC, (ii) Cinemark in the case of Cinemark Media, and (iii) REG in the case of Regal.

“Unit” means a fractional share of the Interests of all Members issued in accordance with the terms of this Agreement, including any additional Units issued by the Company pursuant to Section 3.5 representing such rights and obligations as shall be determined by the Board.  The number of Units outstanding and the holders thereof shall be set forth on Exhibit A, as such may be amended from time to time in accordance with this Agreement.

“Unwinding Event” has the meaning set forth in Section 8.3(c) of this Agreement.

“Wholly Owned Subsidiary” of any Person means a Subsidiary which is 100% owned, directly or indirectly, by such Person.

“Withdrawal Notice” has the meaning set forth in Section 9.1 of this Agreement.

1.2          Other Definitional Provisions; Interpretation.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular provision of this Agreement.  Articles, section and subsection references are to this Agreement unless otherwise specified.

(b)           The words “include” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the words “without limitation.”

(c)           The titles and headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.

(d)           The meanings given to capitalized terms defined herein will be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE 2

FORMATION

2.1          Formation; Qualification.

(a)           A Certificate of Formation of the Company (the “Certificate”) was executed by an authorized person and filed with the Secretary of State of the State of Delaware on even date with the execution of the Original Agreement to form the Company as a limited liability company pursuant to the LLC Act.  This Agreement completely amends and restates the Original Agreement in its entirety.  The rights, duties and liabilities of the Members shall be as provided in the LLC Act, except as otherwise provided in this Agreement.

(b)           The Company shall be qualified or registered under foreign limited liability company statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Board, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business.  The Board shall, to the extent necessary in the judgment of the Board, maintain the Company’s good standing in each such jurisdiction.

(c)           Each Director and each Senior Officer is an “authorized person” within the meaning of § 18-204(a) of the LLC Act, and shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments or restatements thereof) necessary to permit the Company to conduct business as a limited liability company in each jurisdiction where the Company elects to do business.

2.2          Name.  The name of the limited liability company formed by the filing of the Certificate is “Digital Cinema Implementation Partners, LLC.”  However, the business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Board.

2.3          Term.  The term of the Company shall commence as of the date of filing the Certificate and will continue in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement or by the LLC Act.

2.4          Headquarters Office.  The Company’s headquarters office shall initially be located in Mahwah, New Jersey.  The Board may determine to open, close or move any office at any time in its absolute discretion.

2.5          Registered Agent and Office.  The address of the Company’s registered office in the State of Delaware is Corporation Service Company, with its address at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808.  The name of the Company’s registered agent at such address is Corporation Service Company.  The Board may at any time designate another registered agent or registered office or both.

2.6          Purposes.  The purposes of the Company are to:

(a)           enter into, be a party to, and perform its obligations under each of the Transaction Documents to which it is or is contemplated to be a party; and

(b)           engage in all transactions and activities contemplated by the Transaction Documents to which it is a party, including, without limitation, (i) performing the services contemplated in the Management Services Agreements (as defined under the Kasima Parent Holdings LLC Agreement), (ii) taking all actions (or, as applicable, instructing all designees on the board of directors or comparable managing body of its Subsidiaries to take all actions) required or contemplated by the Transaction Documents, and (iii) executing and delivering any other agreements, documents, instruments, certifications and reports as are contemplated by the Transaction Documents or are necessary or ancillary to the transactions contemplated or permitted thereby (the purposes set forth in clauses (a) and (b) collectively, the “Joint Venture Purposes”).

2.7          Powers.  The Company shall have the power and authority to take any and all actions necessary, appropriate, desirable, advisable, incidental or convenient to, or for the furtherance of, the Joint Venture Purposes, alone or with other Persons.

ARTICLE 3

MEMBERS AND INTERESTS

3.1          Members.

(a)           Exhibit A hereto contains the name, address and number of Units owned by each Member as of the date hereof.  The Company shall revise Exhibit A (i) from time to time to reflect the issuance, conversion (if applicable) or Transfer of Units in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein, and (ii) in accordance with Section 5.4.  Any amendment or revision to Exhibit A or to the Company’s records as contemplated by this Agreement to reflect information regarding Members or under Section 5.4 shall be deemed to amend this Agreement, but shall not require the approval of the Board or any Member (and Section 10.2 shall not apply to any such amendment).  The Company shall send to each Member a copy of Exhibit A each time it is amended pursuant to this Section 3.1.

(b)           One or more additional Persons may be admitted as a Member of the Company only upon (i) an issuance of Units pursuant to Section 3.5 or a Transfer of Units pursuant to Article 8, and (ii) the execution and delivery by such Person of a counterpart to this Agreement or other written agreement, in a form satisfactory to the Board, to be bound by all the terms and conditions of this Agreement.  Upon such execution and compliance with the other provisions hereof, the Company shall amend Exhibit A and shall amend this Agreement as the Board may reasonably determine is necessary, to reflect the admission of such Person as a Member and such other information of such Person as indicated in Exhibit A.  Unless admitted to the Company as a Member as provided in this Section 3.1 or Section 8.2, no Person is, or will be considered to be, a Member.

(c)           Subject to the other provisions of this Section 3.1 and Section 8.2, each Person that receives Units in compliance with the terms of this Agreement shall be a Member.  A Member will cease to be a Member when such Person ceases to own any Units in the Company or as otherwise provided by applicable law or herein, in which case Exhibit A shall be amended to reflect that such Person is no longer a Member.

(d)           Except as provided in the LLC Act, in no event shall any Member (or any former Member), by reason of its status as a Member (or former Member), have any liability for (i) the debts, duties or any other obligations of the Company, (ii) the making or repayment of any Capital Contribution of any other Member or (iii) any act or omission of any other Member.

(e)           If a Founding Member and one or more of its Permitted Transferees hold Units at the same time, such Founding Member and Permitted Transferees shall designate one of them to act on behalf of all of them and vote all of their Units with respect to any matter requiring a Majority Member Vote.  A Person that is a Founding Member shall remain a

Founding Member so long as such Person owns any Units.  If a Person that is a Founding Member transfers all of its Units such Person shall cease to be a Founding Member hereunder and shall be replaced as such Founding Member hereunder by a Permitted Transferee (if there is one) of such Person designated by the holders of a majority of the Units held by such Person’s Permitted Transferees.

3.2          Meeting of Members.

(a)           Annual Meeting.  Subject to Section 3.2(g), an annual meeting of Members shall be held on such date and at such time as (i) shall be designated from time to time by the Board, but no less often than once during each calendar year, and (ii) stated in the notice of the meeting, at which meeting the Members entitled to vote shall transact such business as may properly be brought before the meeting.  At each annual meeting of the Members (i) the Board shall discuss the matters and affairs of the Company, (ii) the Founding Members shall designate their respective Directors to serve on the Board until the next annual meeting or until successors are duly designated, and (iii) the Board shall determine who will serve as Chairman until the next annual meeting or until such successor is duly designated.

(b)           Special Meetings.  A special meeting of Members, for any purpose or purposes, may be called by the Board and shall be called by the Board upon the receipt by the Board of the written request of any Founding Member.  Such request shall state the purpose or purposes of the proposed meeting.

(c)           Place and Conduct of Meetings.  Meetings of the Members for the election of Directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board and stated in the notice of the meeting or in a duly executed waiver of notice thereof.  All meetings shall be conducted by the Chairman or such other Person as the Board may appoint pursuant to such rules for the conduct of the meeting as the Board or such other Person deems appropriate.  Such meetings may be held in person, by teleconference or by any other reasonable means, in each case at the discretion of the Board.

(d)           Notice of Meetings.  Written notice of an annual meeting or special meeting stating the place, date and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than five calendar days nor more than 60 calendar days before the date of the meeting to each Member entitled to vote at such meeting, unless waived by each such Member.

(e)           Quorum.  The presence of both (a) the holders of a majority of all the Units then issued and outstanding and entitled to vote thereat and (b) each Founding Member, whether in person or represented by a valid written proxy, shall constitute a quorum at all meetings of the Members for the transaction of business.  If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  Each Member shall make a reasonable good faith effort to attend each duly called meeting of Members either in person or represented by a valid written proxy.

(f)            Voting.  All matters submitted to the vote of the Members shall be decided by a Majority Member Vote.  Such votes may be cast in person or by valid written proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period.

(g)           Action by Consent.  Any consent required herein or action required to be taken at any annual or special meeting of Members, or any action which may be taken at any annual or special meeting of such Members, may be taken without a meeting, without a vote, and with a consent in writing signed by Members who are holders of outstanding Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted.  Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who are holders of Units and who have not consented in writing; provided that the failure to give any such notice shall not affect the validity of the action taken by such written consent.

3.3          Certain Duties and Obligations of the Members.  The Company shall be a partnership only for income tax purposes, and this Agreement does not and shall not be deemed to create a partnership, joint venture, agency or other relationship among the Members creating fiduciary or quasi-fiduciary duties or similar duties and obligations or to subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or their Affiliates.  Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member.  No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any Indebtedness or obligation of another Member.  The Company shall not be responsible or liable for any Indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, Indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the LLC Act.

3.4          Units.

(a)           Units shall constitute equal fractional units into which Interests in the Company shall be divided (and may include fractions of Units as well as whole Units).

(b)           Units may be Transferred only in accordance with Article 8.

3.5          Authorization and Issuance of Additional Units.  The Company shall only be permitted to issue additional Units in the Company to the Persons and on the terms and conditions set forth herein and as otherwise determined by the Board in accordance with Section 4.5(f).  If the Board determines to cause the Company to issue additional Units, the Company shall amend any provision of this Agreement (and the Members shall execute any such amendment to this Agreement) to authorize any additional Units, having such designations, preferences and relative, participating or other special rights, powers and duties, as the Board shall determine in its sole discretion.  Section 10.2 shall not apply to any such amendment.

3.6          Business Opportunities.  Except as may be otherwise provided in any written agreement with the Company to which it is a party, any Member, any Affiliate thereof, any Director designated by a Founding Member and any stockholder of REG, Marquee Holdings or Cinemark (from time to time and at present, including CCMP Capital, Apollo Management, The Anschutz Company, Madison Dearborn Capital Partners, Syufy Enterprises LP, Bain Capital, The Carlyle Group, Spectrum Equity Group, the Mitchell Special Trust and Lee Roy Mitchell) may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and may compete, directly or indirectly, with the business of the Company, and none of the Company, the Founding Members, nor the other Members shall have any right to participate in such other business interests, ventures or competitive activities or to receive or share in any income or profits derived therefrom.

ARTICLE 4

MANAGEMENT AND OPERATIONS

4.1          Management of the Company.

(a)           The Company shall have a Board, which shall consist of Directors who shall constitute “managers” within the meaning of the LLC Act and whose power and authority is expressly set forth herein.  The Board shall have full power and authority and absolute discretion to do all things deemed necessary or desirable by it to conduct the business of the Company in the name of the Company in accordance with Section 2.7.  It is the intention of the Members, subject to the express provisions of this Agreement, that the Board’s powers be as broad as the LLC Act may now or hereafter envision, and that any powers that may be conferred only by contract are deemed to be explicitly conferred hereby.  In connection therewith, the Board may appoint Officers as provided in Section 4.6.  The day-to-day management, control and operation of the Company shall be vested in the Officers in accordance with Section 4.6.  Except as otherwise expressly provided herein, the Members shall not take part in the day-to-day management, operation or control of the business and affairs of the Company, and the Members shall only be entitled to vote on or consent to matters as expressly provided herein or as required by mandatory provisions of the LLC Act.

(b)           No single Member (in its capacity as a Member) shall have the authority to bind the Company, and no single Member (in its capacity as a Member) shall have any right to participate in or to exercise control or management power over the business and affairs of the Company; provided, however, the Founding Members shall have (i) the authority to bind the Company and (ii) the right to participate in or to exercise control or management power over the business and affairs of the Company when acting unanimously and when all Founding Members execute any and all instruments and documents necessary to carry out any action of the Company.

(c)           Each Director shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to such Director by any Person (including, without limitation, legal counsel and public accountants) as to matters that such Director reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Board.  A Director may vote on a matter or transaction in which such Director has an interest so long as such interest is disclosed to the Directors present at the meeting during which such vote is taken.

(d)           The Founding Members recognize that they, or their Affiliates, are competitors in certain lines of business (and will remain so after the date hereof) and that compliance with federal and state antitrust laws requires appropriate limitations on the disclosure and exchange of non-public information and on certain concerted conduct between and among the Company and its Members (including Founding Members and other Members).  Accordingly, the Board shall adopt and provide for the implementation of arrangements, procedures and practices by the Company governing the disclosure and exchange of non-public information and concerted conduct between and among the Company and Members (including Founding Members and other Members) in order to assure compliance with applicable antitrust laws.  Such procedures and practices may include (by way of illustration and not as a limitation or exclusion) procedures and safeguards for communications and information sharing, and for the planning and conduct of meetings and other activities of the Company.

4.2          Composition of the Board.

(a)           Size and Designation.  The entire Board shall consist of seven (7) Directors.  The Board may, subject to Section 4.5(q), increase or, subject to the other provisions of this Section 4.2, decrease the number of Directors comprising the entire Board (and, if applicable, amend the definition of Majority Director Vote).  Section 10.2 shall not apply to any such amendment.  Subject to the other provisions of this Article 4 and Section 5.4:

(i)            the AMC Founding Member shall be entitled to designate two (2) Directors (each an “AMC Director”);

(ii)           the Cinemark Founding Member shall be entitled to designate two (2) Directors (each a “Cinemark Director”);

(iii)          the Regal Founding Member shall be entitled to designate two (2) Directors (each a “Regal Director”); and

(iv)          The CEO shall be the seventh Director (the “CEO Director”), which shall be Travis Reid until his resignation, retirement, disability, death, or removal as a Director or CEO in accordance with Section 4.2(e).

With respect to each Founding Member’s right to designate two (2) Directors to the Board, at least one such designated Director will be a member of senior management of at least one of such Founding Member’s theatre operating Affiliates.

If one or more additional Persons are admitted as a Member of the Company in accordance with Section 3.1 after the date hereof, the Founding Members may, with the approval of 100% of the Members as of such date, amend this Agreement to increase the number of Directors on the Board.  Section 10.2 shall not apply to any such amendment.

(b)           Chairman.  The chairman of the Board (the “Chairman”) shall be initially Travis Reid.  With respect to any Chairman, such Director shall remain in that position until re-designated on an annual basis in accordance with Section 3.2(a), his removal as a Director in accordance with Section 4.2(e), his resignation, retirement, disability or death, or his removal as the Chairman by the Board.  Upon the removal, resignation, retirement, disability or death of the Chairman, a new Chairman shall be designated by the Board.

(c)           Designation; Election.  The Directors shall be determined in accordance with Section 3.2(a) and Section 4.2(a) without a vote of the Members, and each such Director shall serve until his earlier resignation, death, retirement, disability or removal.

(d)           Vacancies.

(i)            Vacancies created on the Board at any time resulting from the resignation, death, retirement, disability or removal (with or without Cause) of any Director designated by a Founding Member shall be filled by an individual designated in the manner specified in Section 4.2(a) by the Founding Member who originally designated such former Director, without a vote of the Members, and such replacement Director shall serve until his earlier resignation, death, retirement, disability or removal.

(ii)           Vacancies created on the Board at any time resulting from an increase in the number of Directors comprising the entire Board shall be filled by the Board in accordance with the provisions of Section 4.5(q), or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election by the Members and until their successors are duly elected and qualified, or until their earlier resignation, death, retirement, disability or removal.

(e)           Removal.

(i)            Any Director may be removed at any time (with or without Cause) by the Founding Member that designated such Director pursuant to Section 4.2(a) without a vote of the Board or the Members.  No removal of a Director pursuant to this Section 4.2(e)(i) shall affect any of the rights of the applicable Founding Member to designate a different or replacement Director.

(ii)           Any Director may be removed for Cause by a Majority Member Vote.  No removal of a Director pursuant to this Section 4.2(e)(ii) shall affect any of the rights of the applicable Founding Member to designate a different or replacement Director.

(iii)          The CEO Director may be removed at any time (with or without Cause) by the Board in accordance with Section 4.5(q).

(f)            Termination of Designation Rights.  Subject to Section 5.4(a)(iii), each Founding Member’s right to appoint two (2) Directors pursuant to Section 4.2(a) shall continue for so long as such Founding Member and its Affiliates and Subsidiaries continue to beneficially own Units.

4.3          Board Committees.  Subject to the other provisions of this Agreement, the Board may submit and delegate any matter, function or responsibility to any special committee established by the Board as it deems appropriate under guidelines which it may determine.  The composition of any such committee shall be determined by the Board, but in no event shall any such committee be comprised of less than three (3) Directors, one of whom shall be an AMC Director, one of whom shall be a Cinemark Director and one of whom shall be a Regal Director.

4.4          Board Meetings.

(a)           Regular Meetings.  Unless otherwise agreed by the Board, the Board shall meet at least once every Fiscal Period.  The dates and venues of such meetings shall be determined and notified in writing to each Director of the Board in accordance with clause (c) below.

(b)           Special Meetings.  In addition, at any time, any Director may request the Chairman in writing to convene a meeting of the Board.  If the Chairman fails to convene a meeting of the Board to be held within five Business Days after the date of such written request, then such requesting Director shall have the right and authority to convene a meeting of the Board.  The requesting Director shall be entitled to set the agenda for any meeting requested or convened by such Director.  Matters voted on at a special meeting of the Board shall be limited to those relating to the purpose or purposes for which such special meeting is called.

(c)           Notice and Manner of Meeting.

(i)            Unless otherwise agreed by the Board in the event of an emergency, a notice convening a meeting of the Board shall be given to each Director at least 24 hours prior to (but excluding) the date upon which the meeting is to be held and shall be accompanied by an agenda and any other issues to be considered at such meeting together with all relevant supporting reports and documentation.

(ii)           Notice of a meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice.  A waiver of notice need not specify the purposes of the meeting.

(iii)          All meetings of the Board may be held in person or by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other or by any other means of communications acceptable to the Board.

(d)           Quorum.  At all meetings of the Board, the presence of the lesser of six (6) Directors or one (1) Director from each Founding Member shall constitute a quorum for the transaction of business, except in the event that any Founding Member is a Selling Member or a Non-Funding Member, as applicable, and a meeting is called solely to consider and vote on matters set forth in Sections 4.5(t), 4.5(v) and 5.4(a), as applicable, in which case the presence of four (4) Directors shall constitute a quorum for the transaction of such business.  Participation by a Director in a meeting in accordance with Section 4.4(c)(iii), or pursuant to a valid written proxy (as provided below), shall constitute presence in person at the meeting.  If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.  A Director may be counted as present for the purposes of a quorum of the Board pursuant to a valid written proxy delivered to another Director that was designated by the same Founding Member (as the absent Director) and who is present at the Board meeting.  If one or more Directors designated to the Board by any Founding Member is not present at any meeting of the Board, then any Director also designated to the Board by such Founding Member shall be entitled to vote on behalf of such absent Director(s) pursuant to a valid written proxy, but no such proxy shall be voted after three years from its date, unless such proxy provides for a longer period.  Each Founding Member shall make a reasonable good faith effort to ensure that the Directors designated to the Board by such Founding Member are either physically present at each duly called meeting of the Board or present pursuant to such a valid written proxy.

(e)           Board Action.  Except as otherwise provided in the definition of Majority Director Vote:  (i) each Director shall have one vote, and (ii) a Majority Director Vote shall be the act of the Board.  Any instrument or writing executed on behalf of the Company by any one or more of the Directors or Senior Officers shall be valid and binding upon the Company when authorized or directed by such action of the Board.

(f)            Action by Consent.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without a vote, if a written resolution or consent, setting forth the action so taken, is signed by sufficient Directors to pass a Majority Director Vote on the action so taken.

(g)           Compensation.  Directors shall be reimbursed by the Company for all reasonable out-of-pocket expenses incurred by them in connection with their service on the Board (including, without limitation, all reasonable travel and accommodation expenses).  Directors who are not employees of the Company or of a Founding Member or an Affiliate (including any stockholder of REG, Marquee Holdings or Cinemark that would be deemed an Affiliate but for the exception set forth in subsections (iii), (iv) or (v) of the definition of Affiliate herein, or any of such stockholder’s Affiliates) thereof shall be entitled to compensation for their services as Directors if and on the terms determined by the Board.

4.5          Matters Requiring Board Approval.  The following is not an exclusive list of matters that must be approved by the Board, but rather is a minimum list of matters requiring Board approval.  The Company shall not take, cause to be taken, or agree to take or authorize (and shall instruct all designees on the board of directors or comparable managing body of its Subsidiaries not to take, cause to be taken or agree to take or authorize) any of the following actions without prior Majority Director Vote:

(a)           the approval of any Budget or any amendment or modification of the Budget;

(b)           the incurrence of any Indebtedness or entering into or consummating any other financing transaction, in either case for an amount in excess of $100,000;

(c)           the entering into or consummation of any agreements or arrangements involving annual payments by the Company (including the fair market value of any barter) in excess of $1 million, or any material modification of any such agreements or arrangements;

(d)           the entering into or consummation of any agreements or arrangements involving annual receipts (including the fair market value of any barter) in excess of $5 million, or any material modification of any such agreements or arrangements;

(e)           except as contemplated herein, the declaration, setting aside or payment of any redemption of, or the making of any distributions in respect of, any Units, payable in Cash, stock, property or otherwise, including, without limitation, pursuant to Section 5.5(a) and (b), or any reorganization or recapitalization or split, combination or reclassification or similar transaction of any of its limited liability company interests or capital stock, as the case may be;

(f)            the amendment of any provision of this Agreement to authorize, and the issuance of, any additional Units and the designations, preferences and relative, participating or other rights, powers and duties thereof, pursuant to Section 3.5 (and Section 10.2 shall not apply to any such amendment);

(g)           the hiring or termination of employment of the CEO, or the entering into, amendment or termination of any employment, severance, change of control or other contract with any member of senior management or employee whose compensation package includes an equity component;

(h)           the making of any change in the Joint Venture Purposes;

(i)            the entering into of any agreement with respect to or the taking of any material steps to facilitate a transaction that constitutes a Change of Control of the Company or a proposal for such a transaction;

(j)            the leasing (as lessor), licensing (as licensor) or other Transfer of assets (including securities) (x) having a fair market value or for consideration exceeding $5 million, taken as a whole, or (y) to which the revenues or the profits attributable exceed $5 million, taken as a whole, in any one transaction or series of related transactions, in each case, determined using the most recent quarterly consolidated financial statement of the Company;

(k)           the entering into of any agreement with respect to or consummation of any acquisition of any business or assets (and with respect to assets, having a fair market value in excess of $5 million taken as a whole, in any one transaction or series of related transactions), whether by purchase and sale, merger, consolidation, restructuring, recapitalization or otherwise;

(l)            the settlement of claims or suits in which the Company is a party for an amount in excess of $100,000 or where equitable or injunctive relief is included as part of such settlement;

(m)          the entering into, modification or termination of any material contract or transaction or series of related transactions (including by way of barter) between (x) the Company or any of its Subsidiaries and (y)(1) any Member or any Affiliate of any Member

(including any stockholder of REG, Marquee Holdings or Cinemark that would be deemed an Affiliate but for the exception set forth in subsections (iii), (iv) or (v) of the definition of Affiliate herein, or any of such stockholder’s Affiliates) or (2) any Person in which any Founding Member has taken, or is negotiating to take, a material financial interest, in each case, other than relating to the purchase or sale of products or services in the ordinary course of business of the Company;

(n)           the admission to the Company of any new Member;

(o)           the entering into, or the modification or termination of, any agreement for the Company to provide any services to any Person (other than a Member or Affiliate of a Member), with an aggregate value in excess of $1 million;

(p)           the dissolution of the Company or any of its Significant Subsidiaries (as such term is defined in Rule 12b-2 promulgated under the Exchange Act); the adoption of a plan of liquidation of the Company or any of its Significant Subsidiaries; any action by the Company or any of its Significant Subsidiaries to commence any suit, case, proceeding or other action (x) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company or any of its Significant Subsidiaries, or seeking to adjudicate the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any of its Significant Subsidiaries, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for the Company or any of its Significant Subsidiaries, or for all or any material portion of the assets of the Company or any of its Significant Subsidiaries, or making a general assignment for the benefit of the creditors of the Company or any of its Significant Subsidiaries;

(q)           the making of any change in the number of Directors comprising the entire Board, the selection of Directors to fill vacancies resulting from an increase in the number of Directors comprising the entire Board, or the removal of the CEO Director;

(r)            the approval of any tax matter pursuant to Section 6.2;

(s)           the making of valuation determinations pursuant to Section 5.6;

(t)            the approval of Transfers pursuant to Article 8 and release of a Transferring Member pursuant to Sections 8.1(b) and 8.3(b);

(u)           the amendment of or making of any change to any provision in this Section 4.5 or Article 8;

(v)           the exercise by the Company of the Right of First Offer pursuant to Section 8.6(b);

(w)          the approval of any other instructions, requirements, requests or assignments made by the Board to management from time to time;

(x)            to the extent that the organizational documents of any Subsidiary condition any action by such Subsidiary on the affirmative vote or approval of any director appointed by the Company or any Subsidiary, causing, permitting or approving of such director so voting or giving such approval; and

(y)           the amendment, modification or termination of any of the Transaction Documents to which the Company is a party (other than any amendment or modification to this Agreement, which shall be governed by the terms set forth herein).

No Separate Action Required.  The Company’s entry into Transaction Documents to which the Company is a party and all of the actions contemplated thereunder are hereby expressly approved, none of the restrictions set forth herein shall be applicable thereto, and no separate Board approval thereof shall be required.  The Board of Directors is hereby authorized to cause the Company to enter into and perform the Transaction Documents to which the Company is a party.

Budget Deadlock.  In the event that the Board fails to approve (pursuant to Section 4.8) with a Majority Director Vote any Budget on or before March 31st of each year (a “Budget Deadlock”), then the chief executive officers (or other appropriate officers) of each Founding Member shall meet during a period of the next 30 calendar days to discuss the reasons for such Budget Deadlock and to consider solutions to resolve such Budget Deadlock.  If the Board approves the proposed Budget (with or without modifications and pursuant to Section 4.5(a)) during such 30-day period, then such proposed Budget (with such modifications as may have been so approved by the Board) will become the Budget for the next one-year period covered thereby, subject to the right of the Board to make further modifications thereto.  If no resolution can be reached within such 30-day period, then the Budget for the immediately preceding year shall, by default, remain in effect for such year, subject to any other subsequent determination by the Board pursuant to a Majority Director Vote; provided that, if any Founding Member provides notice as set forth in Section 9.1, then such Founding Member shall have the right to withdraw from the Company as a Member in accordance with Section 9.1.

4.6          Officers.

(a)           The Board may, from time to time, designate one or more officers of the Company (“Officers”) with such titles as may be designated by the Board to act in the name of the Company with such authority under Section 4.1 and as may be delegated to such Officer by the Board.  All Officers shall be subject to the supervision and direction of the Board.  The authority, duties or responsibilities of any Officer may be suspended and/or employment of any Officer terminated by the Board with or without Cause pursuant to a Majority Director Vote.

(b)           The Company’s senior management team includes (i) a Chief Executive Officer (“CEO”) who shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect, as well as the power to negotiate for, approve and execute contracts, deeds and other instruments on behalf of the Company as are necessary and appropriate in the general management of the business of the Company or as are approved by the Board or any committee designated by the Board; and (ii) such other senior officers as may from time to time be designated by the Board who shall perform such duties and have such powers as are appropriate and as prescribed by the Board or the CEO (the “Senior Officers”).  Each Senior Officer may be appointed or have his or her employment with the Company terminated at will (subject to the terms of any employment agreement between the Company and such Senior Officer) by the Board or any Senior Officer acting pursuant to authority granted to such Senior Officer by the Board.  All appointments of Senior Officers must be approved by the Board.

(c)           Each Officer shall discharge his or her duty as an Officer in a manner he or she reasonably believes to be in the best interests of the Company.  Each Officer shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to such Officer by any Person (including, without limitation, legal counsel and public accountants) as to matters that such Officer reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Board.

4.7          Officers and Directors Insurance.  The Company shall purchase and maintain, at the Company’s expense, officers and directors insurance on behalf of each of the Directors, Senior Officers and other Officers of the Company, against any liability that may be asserted against, or any expense that may be incurred by, such Directors, Senior Officers and other Officers of the Company in connection with the activities of the Company and its Subsidiaries or Affiliates and such other terms and coverage as shall be determined by the Board.

4.8          Budget.  On or before January 15th of each year, the CEO shall submit to the Board a proposed Budget for the one-year period commencing on January lst of such year.  Within 30 days after the submission to the Board of any proposed Budget, the Board shall advise the CEO whether it approves or is unable to approve such proposed Budget and the modifications, if any, agreed upon by the Board.  If the Board approves a proposed Budget (with or without modifications and pursuant to Section 4.5(a)) for the next Fiscal Year, then such proposed Budget (with such modifications as may have been so approved by the Board) will become the Budget for the next one-year period covered thereby, subject to the right of the Board to make further modifications thereto.  If such proposed Budget (with or without modifications) is not so approved by the Board, then, subject to Section 4.5, the Board shall request the CEO to prepare an alternative proposed Budget in accordance with such further instructions the Board may determine, and thereafter the CEO shall submit such alternative Budget to the Board.  Until such time as any such alternative Budget is approved by the Board, the Budget for the previous year shall remain in effect for such year.

4.9          Limitation of Liability; Exculpation.

(a)           Except to the extent set forth in Sections 4.9(b) or 5.4, no Member nor any of its Subsidiaries or Affiliates (including any stockholder of REG, Marquee Holdings or Cinemark that would be deemed an Affiliate but for the exception set forth in subsections (iii), (iv) or (v) of the definition of Affiliate herein, or any of such stockholder’s Affiliates) nor any of their respective direct or indirect officers, directors, trustees, members, partners, equity holders, employees or agents, nor any of their heirs, executors, successors and assigns, nor any Director or Officer (individually, an “Indemnitee”), shall be liable to the Company or any Member for any act or omission by such Indemnitee in connection with the conduct of the affairs of the

Company or otherwise incurred in connection with the Company or this Agreement or the matters contemplated herein, in each case unless such act or omission was the result of gross negligence or willful misconduct or constitutes a breach of, or a failure to comply with, any agreement between (x) such Member or its Subsidiaries or Affiliates and (y) the Company or another Member or their Subsidiaries or Affiliates.

(b)           In making any decisions in his or her capacity as Director, each Director shall be entitled to consider only the interests of the Member who appointed him or her.  To the extent that, at law or in equity, a Director or Member has duties (including fiduciary duties) or liabilities relating to the Company or to any Member, such Director or Member acting under this Agreement or pursuant to Section 3.6 shall not be liable to the Company or to any Member for any breaches of such duties (whether intentional, willful, knowing or otherwise); provided, however, this Section 4.9(b) shall not eliminate any Director’s or Member’s (i) implied contractual covenant of good faith and fair dealing, nor (ii) indemnification rights set forth in Section 4.10(a), including any limitations thereto.

(c)           Notwithstanding any other provision of this Agreement or otherwise applicable provision of law, whenever in this Agreement a Director, Officer or Member is permitted or required to take any action or to make a decision (i) in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, such Director, Officer or Member shall be entitled to consider, and make its determination based upon, such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, such Director, Officer or Member shall act under such express standard and shall not be subject to any other or different standards.

(d)           Any Director, Officer, Liquidator or Member may consult with legal counsel and accountants selected by it at its expense or with legal counsel and accountants for the Company at the Company’s expense.  Each Director, Officer, Liquidator and Member shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by another Director, Officer, Liquidator or Member, or employee of the Company, or committees of the Company or Members, or by any other Person (including, without limitation, legal counsel and public accountants) as to matters that the Director, Officer, Liquidator or Member reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Income or Net Losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Members or creditors might properly be paid.

4.10        Indemnification.

(a)           Indemnification Rights.  The Company shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, demands, costs, damages, liabilities,

expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements (whether on an individual or joint and several basis) and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or in connection with the business of the Company, this Agreement, any Person’s status as a Member, Officer or Director or any action taken by any Member, Officer or Director or under this Agreement or otherwise on behalf of the Company (collectively, “Liabilities”), regardless of whether the Indemnitee continues to be an Officer, a Director, a Member, or an Affiliate, officer, director, employee, trustee, member or partner or agent of a Member, to the fullest extent permitted by the LLC Act and all other applicable laws; provided that an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not result from or constitute gross negligence or willful misconduct.  The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Indemnitee’s conduct resulted from or constituted gross negligence or willful misconduct.

(b)           Expenses.  Expenses incurred by an Indemnitee in defending against any Liability or potential Liability subject to this Section 4.10 shall, from time to time, be advanced by the Company prior to the final disposition of such Liability upon receipt by the Company of an undertaking reasonably acceptable in form and substance to the Board by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this Section 4.10.

(c)           Indemnification Rights Non-Exclusive; Rights of Indemnified Parties.  The indemnification provided by this Section 4.10 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, by a Majority Member Vote, as a matter of law or equity or otherwise.  Such indemnification shall continue with respect to an Indemnitee even though it has ceased to serve in any particular capacity and shall inure to the benefit of its heirs, executors, successors, assigns and other legal representatives.

(d)           Assets of the Company.  Any indemnification under this Section 4.10 shall be satisfied solely out of the assets of the Company, and no Member shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

(e)           Other Liability Insurance.  The Company may purchase and maintain insurance, at the Company’s expense, on behalf of such Persons as the Board shall reasonably determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Company and its Subsidiaries or Affiliates regardless of whether the Company would have the obligation to indemnify such Person against such liability under the provisions of this Agreement.

4.11        Title to Assets.  Unless specifically licensed or leased to the Company, title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Members, individually or collectively, shall have any ownership interest in such assets (other than licensed or leased assets) or any portion thereof.

ARTICLE 5

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

5.1          Capital Contributions.

(a)           The Members have made pre-Closing Date Capital Contributions to the Company in exchange for Units in the amounts specified as their respective pre-Closing Date Capital Contributions on Exhibit A.  Except as provided in this Section 5.1, no Member shall be required to make any other Capital Contribution to, or provide credit support for, the Company.

(b)           On the Closing Date, subject to the obligations of the Company under the Equity Contribution Agreement and the Kasima Parent Holdings LLC Agreement, each Member shall make a Capital Contribution to the Company, comprised of Cash and Equipment in the amounts specified on Exhibit A.

(c)           If the Company receives an Additional Required Funding Notice pursuant to the Equity Contribution Agreement, the Company shall, as promptly as practicable (but in any event no later than noon, New York time, on the Business Day following receipt of such Additional Required Funding Notice), deliver a copy of the body of such Additional Required Funding Notice to each Member, together with a copy of such Member’s schedule to such Additional Required Funding Notice.  Each Member shall make a Capital Contribution to the Company in the amount specified on such schedule as such Member’s “Additional Required Capital Contribution Amount” no later than noon, New York time, on the Business Day prior to the “Capital Contribution Date” set forth on such Additional Required Funding Notice.  In the event that a Member does not make a Capital Contribution to the Company equal to or in excess of such amount, Kasima Parent Holdings LLC shall have the right, as a contractual third party beneficiary of this Section 5.1(c), to require such Member to make a Capital Contribution to the Company in such amount if the following conditions shall have been met: (i) there shall not be funds in the Exhibitor Escrow Account sufficient to pay the unpaid costs of Kasima, LLC to which the Additional Required Funding Notice relates and (ii) thirty (30) days shall have passed and neither such Member nor the other Members shall have made a Capital Contribution to the Company equal to or in excess of such amount.

(d)           If the Company receives an Optional Funding Notice pursuant to the Equity Contribution Agreement, the Company shall, as promptly as practicable (but in any event no later than noon, New York time, on the Business Day following receipt of such Optional Funding Notice), deliver a copy of the body of such Optional Funding Notice to each Member, together with a copy of such Member’s schedule to such Optional Funding Notice and the Company’s calculation of the following: (i) the amount of the “Projected Optional Existing Screen Contribution Amount” set forth on such Member’s schedule plus (ii) the amount of the “Projected Optional New Screen Contribution Amount” set forth on such Member’s schedule minus (iii) the amount of the cumulative Capital Contributions of such Member pursuant to Sections 5.1(c) and (d) (such calculated amount, such Member’s “Projected Optional Capital

Contribution Amount”).  Each Member may make a Capital Contribution in an amount up to the amount calculated as such Member’s Projected Optional Capital Contribution Amount, and, if it elects to make such a Capital Contribution, the Member shall make such Capital Contribution no later than noon, New York time, on the Business Day prior to the “Capital Contribution Date” set forth on such Optional Funding Notice.  Any Member may elect to fund less than 100% of the amounts described in any such Optional Funding Notice if it has determined that it will not during the applicable period be able or willing to fund 100% of the Capital Contribution required to permit the Company to enter binding purchase orders or installation orders relating to the Equipment listed on such Member’s schedule to such Optional Funding Notice (i.e., that Equipment expected to be installed during such period pursuant to an Installation Agreement to which the Member (or one or more of its Affiliates) is a party).  To the extent that any Member does not timely fund 100% of such amounts, the Company will instruct all designees on the board of directors or comparable managing body of its Subsidiaries to cause such Subsidiaries not to enter into binding purchase orders or installation orders in relation to such unfunded Equipment purchases and installations.  The Company shall also instruct all designees on the board of directors or comparable managing body of its Subsidiaries to cause such Subsidiaries to apply such funded amounts only to the Equipment specified by such partially funding Member.

(e)           In addition to the foregoing Capital Contributions, to the extent that the Company does not then have the requisite financial resources to perform its managerial and ministerial performance obligations under the Management Services Agreements during the current and succeeding fiscal quarter, pursuant to the performance guarantee of the Exhibitors set forth in such Management Services Agreements, the Members shall make Capital Contributions to the Company that in the aggregate equal the amount actually required to enable the Company to perform such obligations during the current and succeeding fiscal quarter.  Each Member shall fund a pro rata portion of such aggregate Capital Contribution that is equal to the number of Digital Systems deployed in such Member’s Screens divided by the number of Digital Systems deployed in all Members’ Screens as of the end of month preceding the time that the Capital Contribution is required.  The Company shall give each Member a written notice of any Capital Contribution required pursuant to this Section 5.1(e) and each Member shall fund such Capital Contribution within five (5) Business Days of the delivery of such notice.

(f)            In addition to the foregoing Capital Contributions, to the extent that the Company desires to make additional capital contributions to Kasima Parent Holdings LLC, each Member may elect to make additional Capital Contributions to the Company to fund such additional capital contributions to Kasima Parent Holdings LLC.

(g)           Subject to Section 10.3 of this Agreement, the Company agrees to provide to each Member such additional information with respect to each such Funding Notice as such Member may reasonably request.  For the avoidance of doubt, no Member shall be permitted to receive or review any schedule to any Funding Notice that pertains to the Capital Contributions to be made by any other Member.

(h)           Except as otherwise provided in this Agreement, no Member shall be entitled to withdraw, or demand the return of, any part of its Capital Contributions or Capital

Account.  No Member shall be entitled to interest on or with respect to any Capital Contribution or Capital Account.

(i)            No Person shall have any preemptive, preferential or similar right to subscribe for or to acquire any Units.

5.2          Loans from Members.  Loans by Members to the Company shall not be considered contributions to the capital of the Company hereunder.  Any loan made by a Member shall not result in any increase in the amount of the Capital Account of such Member and shall be payable or collectible in accordance with the terms and conditions upon which advances are made; provided that the terms of any such loan shall not be less favorable to the Company, taken as a whole, than would be available to the Company from unrelated lenders and such loan shall be approved by the Board.

5.3          Loans from Third Parties.  The Company may incur Indebtedness, or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose with any Person upon such terms as the Board determines appropriate; provided that the Company shall not incur any Indebtedness that is recourse to any Member, except to the extent otherwise agreed to in writing by the applicable Member in its sole discretion.

5.4          Non-Funding Member.

(a)           If any Member does not make any portion of a Capital Contribution under Sections 5.1(b), (c) or (e) of this Agreement, then such Member will be deemed to be a “Non-Funding Member”.  The Company shall promptly provide written notice of the absence of such Capital Contribution to such Non-Funding Member and to the other Members.  If such Non-Funding Member does not make such Capital Contribution within ten (10) Business Days after receipt of such notice, the Board, excluding Directors designated by the Non-Funding Member, in its sole discretion based on a Majority Director Vote shall have the right to take all or any of the following actions, in addition to any other actions that may be available at law or in equity:

(i)            charge such Non-Funding Member an additional amount on the unpaid balance of any such Capital Contributions at an annual interest rate equal to the rate from time to time announced publicly by the Wall Street Journal as its prime rate (the “Prime Rate”) plus four percentage points from the date such Capital Contribution was to be made through the date full payment for such Capital Contribution is actually made, and to the extent such additional amount is not otherwise paid, such additional amount may be deducted from any future distribution to such Member;

(ii)           determine that whenever the vote, consent or decision of the Members is required or permitted pursuant to this Agreement, except as required by the LLC Act, such Non-Funding Member shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Non-Funding Member was not a Member;

(iii)          determine that any Director designated by such Member shall not have the right to notice of or to attend and vote at meetings of the Board or upon actions to be taken by the Board without a meeting or determine that any such Director shall be removed from the Board;

(iv)          assess a reduction in the number of all Units and the Capital Account balance of the Non-Funding Member in amounts representing a proportional amount of the Capital Contributions that such Non-Funding Member has not made pursuant to Sections 5.1(b), (c) or (e) of this Agreement;

(v)           determine that all distributions that such Non-Funding Member would otherwise receive (whether in connection with a distribution pursuant to Section 5.5, the withdrawal of such Non-Funding Member, or a final distribution after dissolution of the Company) shall be reduced by an amount equal to such unpaid Capital Contribution, and any such amounts withheld from such Non-Funding Member shall be distributed pro rata to the other Members; or

(vi)          offer to Members who are not Non-Funding Members the opportunity to purchase, at fair market value as determined by the Board in accordance with Section 5.6, a pro rata portion of the Units representing a proportional amount of the Capital Contributions that such Non-Funding Member has failed to make.

(b)           No right, power or remedy conferred upon the Board in this Section 5.4 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 5.4 or otherwise hereunder or at law or in equity or by statute or otherwise.  No course of dealing between the Board and any Non-Funding Member and no delay in exercising any right, power or remedy conferred in this Section 5.4 now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

5.5          Distributions.  All distributions made by the Company, if any, shall be made in accordance with this Section 5.5.

(a)           Sole Discretion of the Board.  Except as expressly provided in this Agreement, (i) the Company shall have no obligation to distribute any Cash or other property of the Company to the Members, (ii) the Company shall have no obligation to liquidate assets to generate Cash balances for distribution to the Members, (iii) Cash balances shall not include any Capital Contribution pursuant to Section 5.1, (iv) the Board shall have sole discretion in determining whether to distribute any Cash or other property of the Company, when available, and in determining the timing, kind and amount of any and all distributions, and (v) no Member is entitled to receive any distribution unless and until declared by the Board.  All distributions under this Section 5.5(a) shall be made among the Members pro rata in accordance with their then applicable relative Percentage Interests.

(b)           In the event that Capital Contributions are made pursuant to Section 5.1 with respect to Excess Costs expected to be incurred but which Excess Costs ultimately are not incurred, the Company shall cause Kasima Parent Holdings LLC to cause all such Capital Contributions that it receives as distributions from Kasima Holdings LLC to be distributed to the Company and the Company shall distribute such Capital Contributions to the Member or

Members that made the Capital Contribution or Capital Contributions with respect to the Excess Costs that were ultimately not incurred.

(c)           Distributions in Kind.  No Member has any right to demand or receive property other than Cash.  However, the Board may, in its sole discretion, elect to make distributions, entirely or in part, in property of the Company other than Cash.  Property distributed in kind shall be deemed to have been sold for its valuation determined in accordance with Section 5.6.

(d)           Limitations on Distributions.  Notwithstanding anything in this Agreement to the contrary:

(i)            no distribution shall be made in violation of the LLC Act; and

(ii)           all amounts distributed in connection with a liquidation of the Company or the sale or other disposition of all or substantially all the assets of the Company that leads to a liquidation of the Company will be distributed to Members in accordance with Section 7.3.

(e)           Exculpation.  The Members hereby consent and agree that, except as expressly provided herein or required by applicable law and except for distributions not made in compliance with this Agreement, no Member shall have an obligation to return Cash or other property paid or distributed to such Member by the Company, whether such obligation would have arisen under § 18-502(b) of the LLC Act or otherwise.

5.6          Valuation.  All valuation determinations to be made under this Agreement shall be made pursuant to the terms of this Section 5.6, which determinations shall be conclusive and binding on the Company, all Members, former Members, their successors, assigns, legal representatives and any other Person, except for computational errors or fraud, and to the fullest extent permitted by law, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto except for computational errors or fraud.  Valuations shall be determined by a reasonable method of valuation determined by the Board, which may include an independent appraisal, a reasonable estimate by the Board or some other reasonable method of valuation.  Distributions of property in kind shall be valued at fair market value; provided that any valuation under this Section 5.6 shall be determined by an independent appraiser selected by the Board if so requested by any Founding Member.

ARTICLE 6

BOOKS AND RECORDS; TAX; CAPITAL ACCOUNTS; ALLOCATIONS

6.1          General Accounting Matters.

(a)           The Net Profits, Net Loss and/or other Tax Items of the Company shall be allocated for federal income tax and applicable state and local income tax purposes pursuant to the provisions of the Allocations Exhibit, and such allocations shall be made at the end of each Fiscal Period, at such times as the Gross Asset Value of Company assets is adjusted pursuant to Section 1.2 of the Allocations Exhibit and at such other times as required by this Agreement.

(b)           Each Member shall be supplied with the information of the Company necessary to enable such Member to prepare in a timely manner (and in any event within 120 days after the end of the Company Fiscal Year) its federal, state and local income tax returns and such other financial or other statements and reports that the Board deems appropriate.

(c)           The Board shall keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, Net Income and Net Losses, Members’ Capital Accounts and all transactions entered into by the Company.  Such books and records of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same.

(d)           The Company shall maintain separate books of account for the Company, kept on an accrual basis or as otherwise provided by the Board and otherwise in accordance with GAAP, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles.

(e)           The Company shall, and shall instruct all designees on the board of directors or comparable managing body of its Subsidiaries to cause such Subsidiaries to, (i) maintain accurate books and records reflecting its assets and liabilities and maintain proper and adequate “internal control over financial reporting” (as such term is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act, and as such rules may be amended and supplemented from time to time); and (ii) deliver to any Founding Member, immediately upon request, certifications and statements with respect to the Company and its Subsidiaries satisfying the requirements of Rule 13a-l4(a) or 15d-14(a) under the Exchange Act, and 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002).

(f)            Subject to the confidentiality provisions of this Agreement, the Company will permit representatives of a Founding Member and its Affiliates, at their expense, to obtain all books and accounts, documents and other information (other than documents and information relating to pricing or other proprietary information of any Member or its Affiliates) in the possession of the Company and its Subsidiaries, if any, as may reasonably be requested in order to enable such Founding Member to monitor its investment in the Company and to exercise its rights under this Agreement and, to the extent applicable, to provide such other access and information as may be reasonably required to enable such Founding Member to account for the investment in the Company and otherwise comply with the requirements of applicable laws, generally accepted accounting principles and requirements of any Governmental Authority.

6.2          Certain Tax Matters.  The “tax matters partner” for purposes of Section 6231(a)(7) of the Code shall be AMC (the “Tax Matters Member”).  The Tax Matters Member shall have all the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company.  The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as such by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity.  The Tax Matters Member shall not take any action contemplated by Sections

6222 through 6231 of the Code without approval of the Board in accordance with Section 4.5(r).  This provision is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code.  The Tax Matters Member shall take such action as may be reasonably necessary to constitute each of the other Members as a “notice partner” within the meaning of Section 6231(a)(8) of the Code, provided, that the other Members provide the Tax Matters Member with the information that is necessary to take such action.

6.3          Elections.  Except as otherwise expressly provided herein, all elections required or permitted to be made by the Company under the Code or other applicable tax law, and all decisions with respect to the calculation of its taxable income or tax loss under the Code or other applicable tax law, shall be made in such manner as may be reasonably determined by the Board; provided that the Company shall make the election to amortize organizational expenses pursuant to Section 709 of the Code and the regulations promulgated thereunder.

6.4          Tax Year.  Unless otherwise required by the Code, the taxable year of the Company shall be the same as its Fiscal Year.

6.5          Withholding Requirements.  Notwithstanding any provision herein to the contrary, the Board is authorized to take any and all actions that it determines to be necessary or appropriate to insure that the Company satisfies any and all withholding and tax payment obligations under Section 1441, 1445, 1446 or any other provision of the Code or other applicable law.  Without limiting the generality of the foregoing, the Board may withhold from distributions the amount that it determines is required to be withheld from the amount otherwise distributable to any Member pursuant to Article 5; provided, however, that such amount shall be deemed to have been distributed to such Member for purposes of applying Article 5 and this Article 6.  The Board will not withhold any amounts from Cash or other property distributable to any Member to satisfy any withholding and tax payment obligations to the extent that such Member demonstrates to the Board to the satisfaction of the Board that such Member is not subject to such withholding and tax payment obligation.  In the event that the Board withholds or pays tax in respect of any Member for any period in excess of the amount of Cash or other property otherwise distributable to such Member for such period (or there is a determination by any taxing authority that the Company should have withheld or paid any tax for any period in excess of the tax, if any, that it actually withheld or paid for such period), such excess amount (or such additional amount) shall be treated as a recourse loan to such Member that shall bear interest at the rate of ten percent per annum and be payable on demand.

6.6          Reports to Members.

(a)           The books of account and records of the Company shall be audited as of the end of each Fiscal Year by the Company’s independent public accountants.

(b)           Within 25 days after the end of each Fiscal Period of each Fiscal Year of the Company, the Company shall send to each Person who was a Member during such period an unaudited report setting forth the following as of the end of such Fiscal Period:

(i)            unless such Fiscal Period is the last Fiscal Period of the Fiscal Year, an unaudited balance sheet as of the end of such period;

(ii)           unless such Fiscal Period is the last Fiscal Period of the Fiscal Year, an unaudited income statement of the Company for such period;

(iii)          a statement of each Member’s Capital Account;

(iv)          a summary of the Company’s activities during such period; and

(v)           a cash flow statement.

(c)           Within 40 days after the end of each Fiscal Year of the Company, the Company shall send to each Person who was a Member during such period an audited report setting forth the following as of the end of such Fiscal Year:

(i)            an audited balance sheet as of the end of such Fiscal Year;

(ii)           an audited income statement of the Company for such Fiscal Year;

(iii)          a statement of each Member’s Capital Account; and

(iv)          a cash flow statement.

(d)           The Company hereby consents to the filing by any Member of the Company’s financial statements with the Securities and Exchange Commission to the extent such financial statements are required pursuant to the Securities and Exchange Commission’s Regulation S-X.

(e)           The Company shall provide each Member with monthly “flash reports” when and in such form as determined by the Board.

(f)            With reasonable promptness, the Board will deliver such other information available to the Board, including financial statements and computations, as any Member may from time to time reasonably request in order to comply with regulatory requirements, including reporting requirements, to which such Member is subject.

6.7          Auditors.  The auditors of the Company shall be selected by the Board in their reasonable discretion.

6.8          Transfers During Year.  In order to avoid an interim closing of the Company’s books, the allocation of Net Profits, Net Loss and other items under this Agreement between a Member who Transfers part or all of its Interest in the Company during the Company’s Fiscal Year (or other applicable period) and such Member’s transferee, or to a Member whose number of Units varies during the course of the Company’s Fiscal Year (or other applicable period), may be determined pursuant to any method chosen by the Board.

6.9          Code Section 754 Election.  If requested by a Member, the Company shall make the election provided for under Section 754 of the Code.  Any costs incurred by the Company in implementing such election at the request of any Member shall be promptly reimbursed to the Company by the requesting Member.

6.10        Tax Classification.  The Members intend that the Company be classified as a partnership for federal, state and local income tax purposes and shall take all reasonable actions as may be reasonably required to qualify for and receive such classification.

ARTICLE 7

DISSOLUTION

7.1          Dissolution.

(a)           The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(i)            the unanimous decision of the Members that then hold Units to dissolve the Company; or

(ii)           the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the LLC Act;

provided that the Company may not be dissolved pursuant to clause (a)(i) prior to the termination of the Transaction Documents.

(b)           Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the Member of all of its Interest in the Company and the admission of the transferee as a Member pursuant to Section 8.2), to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(c)           Notwithstanding any other provision of this Agreement or the LLC Act (including Section 18-304 thereof), the bankruptcy of a Member shall not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

7.2          Winding-Up.  When the Company is dissolved, the business and property of the Company shall be wound up in an orderly manner by the Board or by a liquidating trustee as may be appointed by the Board (the Board or such liquidating trustee, as the case may be, the “Liquidator”).  If the Founding Members are unable to agree with respect to the distribution of any Company assets, then the Liquidator shall use its reasonable best efforts to reduce to Cash and Cash Equivalents such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair market value for such assets and any tax or other legal considerations.  No Member shall take any action (with respect to the Company) that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.

7.3          Final Distribution.

(a)           As soon as reasonably practicable following the event that caused the dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

(i)            to pay the expenses of the winding-up, liquidation and dissolution of the Company, and all creditors of the Company, other than Members, either by actual payment or by making a reasonable provision therefor, in the manner, and in the order of priority, set forth in § 18-804 of the LLC Act;

(ii)           to pay, in accordance with the provisions of this Agreement, on a pro rata basis, the debts payable to all creditors of the Company that are Members, either by actual payment or by making a reasonable provision therefor;

(iii)          to make any distribution of the kind described in Section 5.5(b) with respect to distributions received from Kasima Parent Holdings LLC with respect to Excess Costs that are ultimately not incurred; and

(iv)          to distribute the remaining assets of the Company pro rata to the Members in accordance with their respective positive Capital Account balances, determined after all allocations of Net Profit and Net Loss and all other items of income, gain, loss and deduction have been made.

If any Member has a deficit balance in its Capital Account in excess of any unpaid Capital Contributions (if any), such Member shall have no obligation to make any Capital Contribution to the Company with respect to such excess deficit, and such excess deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(b)           Each Member shall look solely to the assets of the Company for the amounts distributable to it hereunder and shall have no right or power to demand or receive property therefor from any other Member.

(c)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement, and (ii) the Certificate shall have been canceled in the manner required by the LLC Act.

ARTICLE 8

TRANSFER; SUBSTITUTION; ADJUSTMENTS

8.1          Restrictions on Transfer.

(a)           It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or by written instrument satisfactory to the Company pursuant to Section 8.l(b)(x) below all of the obligations of the transferor Member under this Agreement and any other agreement with the Company to which such transferor Member is a party with respect to such Transferred Units, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor by operation of law) shall relieve the transferor Member (the “Transferring Member”) of its obligations under this Agreement without the approval of the Board in accordance with Section 4.5(t), in its absolute discretion.  Notwithstanding the foregoing, any transferee of any Transferred Units shall be subject to any and all ownership limitations contained in this Agreement or any other agreement with the Company to which such Transferring Member is a party.  Any transferee, whether or not admitted as a Member, shall take subject to the obligations of the Transferring Member hereunder.

(b)           In addition to any other restrictions on Transfer herein contained, including, without limitation, the provisions of this Article 8, any purported Transfer or assignment of a Unit by any Member made in the following events shall be void ab initio (unless, in the case of the restriction set forth in Section 8.1(b)(vi) below, such Transfer is otherwise approved by the Board):

(i)            to any Person who lacks the legal right, power or capacity to own Units;

(ii)           if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(iii)          if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101;

(iv)          if such Transfer requires the registration of such Units pursuant to any applicable federal, state or foreign securities laws or would otherwise violate any federal, state or foreign securities laws or regulations applicable to the Company or the Units;

(v)           if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such Transfer would result in a materially increased risk that the Company would be treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

(vi)          if such Transfer results in the Company being considered to have terminated within the meaning of Section 708 of the Code;

(vii)         if such Transfer subjects the Company to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended;

(viii)        if such Transfer may cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(ix)           if such Transfer violates any applicable laws; or

(x)            if the Company does not receive written instruments (including without limitation, copies of any instruments of Transfer and such assignee’s consent to be bound by this Agreement as an assignee) that are in a form satisfactory to the Board (in its sole and absolute discretion), or the assignee otherwise assumes by operation of law all of the obligations of the transferor Member under this Agreement and any other agreement with the Company to which such transferor Member is a party with respect to such Transferred Units.

8.2          Substituted Members.

(a)           No Member shall have the right to substitute a transferee as a Member in his or her place with respect to any Units so Transferred (including any transferee permitted by Section 8.1) unless (i) such Transfer is made in compliance with the terms of this Agreement and any other agreements with the Company or other Members to which such transferor Member is a party and (ii) such transferee assumes, by operation of law or by written instrument satisfactory to the Company pursuant to Section 8.l(b)(ix) above, all the rights and powers and is subject to all the restrictions and liabilities that were applicable to the transferor by virtue of the transferor’s ownership of the Units being Transferred.

(b)           A transferee who has been admitted as a Member in accordance with Section 8.2(a) shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement holding the same Units transferred thereto.  The admission of any transferee as a Member shall be subject to the provisions of Section 3.1.

8.3          Transfers to Permitted Transferees.

(a)           Notwithstanding anything contained herein to the contrary, each Member may Transfer any or all of its Units to such Member’s Permitted Transferees if each such Permitted Transferee agrees by delivery to the Company of an acknowledgment to become a party to, and be bound by the terms of, this Agreement to the same extent as the applicable transferor.

(b)           If any Member wishes pursuant to this Section 8.3 to Transfer Units to any Permitted Transferee, such Member shall give written notice to the other parties hereto of its intention to make a Transfer permitted under this Section 8.3 not less than three Business Days prior to effecting such Transfer, which notice shall state the name and address of any Permitted Transferee to whom such Transfer is proposed to be made and the number of Units proposed to be Transferred to any Permitted Transferee.  Upon such Transfer, the Transferring Member shall remain a party to this Agreement and undertakes to the other Members hereto to procure the performance by its Permitted Transferees of their obligations pursuant to the provisions of this Agreement and to indemnify the other Members hereto from and against the breach by any such Permitted Transferee of any of its obligations under this Agreement, unless otherwise released by the approval of the Board in accordance with Section 4.5(t), in its absolute discretion.

(c)           If, while a Member holds any Units, a Permitted Transferee shall cease to qualify as a Permitted Transferee under this Agreement in relation to the Transferring Member from which such Permitted Transferee or any previous Permitted Transferee of such Transferring Member received such Units, except upon a Change of Control of the Transferring Member or such Permitted Transferee, (an “Unwinding Event”), then:

(i)            the relevant Transferring Member shall forthwith notify the other parties hereto of the pending occurrence of such Unwinding Event; and

(ii)           prior to such Unwinding Event, such Transferring Member shall take all actions necessary to effect a Transfer of all Units held by the relevant Permitted Transferee either back to such Transferring Member or, pursuant to this Section 8.3, to a qualifying Permitted Transferee of such Transferring Member.

8.4          Effect of Void Transfers.  No Transfer of any Units owned by a Member in violation hereof shall be made or recorded on the books of the Company, and any such purported Transfer shall be void and of no effect.

8.5          Third Party Transferee.  In connection with any Transfer of Units by a Founding Member to any third party, other than a Permitted Transferee (a “Third Party Transferee”), such Third Party Transferee shall be bound by but not enjoy the benefits of this Agreement, except to the extent that such Third Party Transferee becomes a substituted Member in accordance with the provisions of Section 8.2 above (including compliance with the provisions of Section 8.6 below).

8.6          Rights of First Offer.

(a)           If a Member (the “Selling Member”) intends to Transfer any Units (other than pursuant to Section 8.3), the Selling Member shall first give written notice (a “Seller’s Notice”) to the Company and all of the Founding Members (other than the Selling Member) (the “Offeree Members”), stating the Selling Member’s intention to make such Transfer, the number of Units to be Transferred (the “Offered Units”), the name and address of the proposed Third Party Transferee, the proposed price (which must be payable in Cash or marketable securities that have a value that is readily determinable) which the Selling Member proposes to accept for the Offered Units (the “Offer Price”) and the other material terms upon which such Transfer is proposed, including, a copy of any offers received (if available and permitted pursuant to the terms thereof).

(b)           Upon receipt of the Seller’s Notice (the “Offer”), the Company shall first have an irrevocable, non-transferable option to purchase (by itself or through one or more Affiliates who agree in writing to be bound by the terms of this Agreement) all of the Offered

Units at the Offer Price payable in Cash and on terms no less favorable to the Offeree Members than those proposed by a Third Party Transferee.  The option of the Company under this Section 8.6(b) shall be exercisable by written notice (a “Response Notice”) to the Selling Member and the Offeree Members given within 30 Business Days from receipt of the Seller’s Notice.  If the Company does not deliver a Response Notice within the required period then the Company shall be deemed to have elected not to exercise its option to purchase the Offered Units pursuant to this Section 8.6(b).

(c)           Upon conclusion of the 30 Business Day period referenced in Section 8.6(b) above, if the Company has not provided a Response Notice, or if the Company provides notice of its affirmative intent not to accept the Offer (“Company Rejection”), then each Offeree Member shall each have an irrevocable, non-transferable option to purchase (by itself or through one or more Affiliates who agree in writing to be bound by the terms of this Agreement) a portion of the Offered Units determined by multiplying (x) the total number of Offered Units, by (y) a fraction, the numerator of which is the number of Units held by such Offeree Member, and the denominator of which is the number of Units held by all Offeree Members, at the Offer Price payable in Cash and on terms no less favorable to the Offeree Members than those proposed by a Third Party Transferee.  The option of each Offeree Member under this Section 8.6(c) shall be exercisable by a Response Notice to the Selling Member and the other Offeree Members given within 30 Business Days after a Company Rejection.  If an Offeree Member does not deliver a Response Notice within the required period such Offeree Member shall be deemed to have elected not to exercise its option to purchase Offered Units pursuant to this Section 8.6(c).

(d)           If one or more of the Offeree Members does not exercise its option to purchase all of the Offered Units offered to it pursuant to Section 8.6(c), then each other Offeree Member shall have an irrevocable, non-transferable option to purchase (by itself or through one or more Affiliates who agree in writing to be bound by the terms of this Agreement) all of the balance of such Offered Units at the Offer Price by multiplying (x) the balance of such Offered Units, by (y) a fraction, the numerator of which is the number of Units held by a participating Offeree Member who has exercised its right under Section 8.6(c), and the denominator of which is the number of Units held by all participating Offeree Members who have exercised their rights under Section 8.6(c).  The option of such Offeree Members under this Section 8.6(d) shall be exercisable by written notice (a “Secondary Response Notice”) to the Selling Member given the earlier of 30 Business Days from (x) receipt of the other Offeree Members’ Response Notice or (y) by the date such other Response Notice was due.

(e)           If the Offeree Members do not exercise their options to purchase all of the Offered Units then the Selling Member shall be free, for a period of 90 days from the earlier of (i) the expiration of the option periods with respect to such Offer pursuant to Sections 8.6(c) or 8.6(d) and (ii) the date such Selling Member shall have received written notice from all the other Offeree Members stating that such Offeree Members do not intend to exercise the options granted under the foregoing provisions of this Section 8.6 to purchase all of the Offered Units, to sell all or part of the Offered Units as to which no Response Notice or Secondary Response Notice was delivered to the Third Party Transferee, in each case at a price equal to or greater than the Offer Price and with material terms no more favorable to the Third Party Transferee than were contained in the Offer.

(f)            In the event that the Offeree Members do not exercise their options to purchase (by themselves or through one or more Affiliates who agree in writing to be bound by the terms of this Agreement) all of the Offered Units at the Offer Price, and the Selling Member shall not have sold the Offered Units to a Third Party Transferee for any reason before the expiration of the 90-day period described in Section 8.6(e) or the material terms (including the Offer Price) are more favorable to the Third Party Transferee then were disclosed in the Seller’s Notice, then all of the provisions of this Section 8.6 shall again become applicable to any Transfer of Units by the Selling Member.

(g)           If one or more of the Offeree Members effectively exercises its right of Offer hereunder, the closing of the purchase by the applicable Offeree Member of the Offered Units with respect to which such right has been exercised shall take place on the fifth Business Day after the later of (i) the date that such Offeree Member gave notice of such exercise and (ii) the expiration of such time as the Offeree Member may reasonably require in order to comply with applicable laws and regulations.  Upon exercise by any Offeree Member of its right of Offer under this Section 8.6, such Offeree Member and the Selling Member shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable efforts to secure any approvals required, to comply as soon as reasonably practicable with all applicable laws and regulations, and to take all such other actions and to execute such additional documents as are necessary or appropriate in connection therewith.  At such closing, the Selling Member shall Transfer the Offered Units free and clear of any liens and encumbrances and together with all rights attached thereto at the date of Transfer, including any distribution declared but not paid in respect thereof and with all requisite transfer taxes, if any, paid, and the Offeree Member shall deliver payment in full for such Offered Units as provided in the applicable Response Notice or Secondary Response Notice.

ARTICLE 9

WITHDRAWAL OF MEMBER

9.1          Withdrawal of a Founding Member.  Pursuant to Section 4.5 a Founding Member shall have the right to withdraw from the Company in the event of a Budget Deadlock.  In the event a Founding Member has a right to withdraw from the Company, if such Founding Member provides a notice of withdrawal (a “Withdrawal Notice”) to the Board no earlier than May 1st and no later than May 15th of the year in question, such withdrawal shall be effective on the first anniversary of the delivery of the Withdrawal Notice.  Within 30 days after the effective date of withdrawal, the Company shall distribute to such Founding Member its Capital Account balance on the effective date of withdrawal, taking into account all adjustments to Capital Accounts required under this Agreement through the date of distribution; provided that, (i) in the event the difference between such Capital Account balance and such Founding Member’s proportional share of the Company’s aggregate Cash balance on the effective date of withdrawal (which shall be determined pursuant to the formula in Section 5.5(a)) is positive, then the Company shall withhold from such distribution, as a penalty for early withdrawal, such amount, and (ii) in the event the difference between such Capital Account balance and such Founding Member’s proportional share of the Company’s aggregate Cash balance on the effective date of withdrawal (which shall be determined pursuant to the formula in Section 5.5(a)) is zero or negative, then such Founding Member shall receive its proportional share of such Cash balance.

9.2          Effect of Withdrawal.  This Agreement shall continue notwithstanding any withdrawal of any Founding Member and all governance or other rights set forth herein shall be exercised by the remaining Members.  No withdrawal shall relieve a Founding Member of any prior breach of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1        Agreement to Cooperate; Further Assurances.  In case at any time any further action is necessary or desirable to make any of the contributions provided for by Article 5 (including obtaining any third-party consents) or otherwise to carry out the purposes of this Agreement, the proper Officers and Directors of the Company and each Member and their respective Affiliates shall execute such further documents (including assignments, acknowledgments and consents and other instruments of Transfer) and shall take such further action as shall be necessary or desirable to effect such Transfer and to otherwise carry out the purposes of this Agreement, in each case to the extent not inconsistent herewith or with applicable law.

10.2        Amendments.  Except as otherwise expressly provided in this Agreement, amendments to this Agreement shall require a Majority Member Vote; provided, however, that (i) this Agreement may not be amended so as to materially impair the voting power or economic rights of any outstanding Units in relation to any other outstanding Units or of any Member in relation to the other Members, in either case, without the consent of each Founding Member and the holders representing a majority of the then issued and outstanding Units or the affected Member, as the case may be, and (ii) Section 4.5 and Article 8 may only be amended with the approval of the Board in accordance with Section 4.5(u) and a Majority Member Vote.

10.3        Confidentiality.  For a period of three years after the earlier of (x) the dissolution of the Company and the termination of this Agreement or (y) the date upon which such Member ceases to be a Member of the Company:

(a)           (i)            Each Member shall use and cause its Affiliates to use the same degree of care it uses to safeguard its own Confidential Information (as defined below) and to cause its and its Affiliates’ directors, officers, employees, agents and representatives to keep confidential all Confidential Information, including but not limited to Intellectual Property and other Proprietary Information of the other Members and the Company, and

(ii)           Each Member shall hold and shall cause its Affiliates to hold and shall cause its and its Affiliates’ directors, officers, employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by the requirements of law, all documents and information concerning any other party hereto furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (together with the information referred to in clause (i) above, the “Confidential Information”)), except to the extent that any such information can be shown to have been (A) previously known by the party to which it is furnished lawfully and without breaching or having breached an obligation of such party or the disclosing party to keep such documents and information confidential, (B) in the public domain through no fault of the disclosing party, or (C) independently developed by the disclosing party without using or having used the Confidential Information.

(b)           Each Member agrees that the Confidential Information of the Company shall only be disclosed in secrecy and confidence, and is to be maintained by them in secrecy and confidence subject to the terms hereof.  Each Member shall (i) not, directly or indirectly, use the Confidential Information of the Company, except as necessary in the ordinary course of the Company’s business, or disclose the Confidential Information of the Company to any third party and (ii) inform all of its employees to whom the Confidential Information of the Company is entrusted or exposed of the requirements of this Section and of their obligations relating thereto.

(c)           The Company shall preserve the confidentiality of all Confidential Information supplied by the Members and their Affiliates (“Member Information”) to the same extent that a Member must preserve the confidentiality of Confidential Information pursuant to Sections 10.3(a) and (b); provided, however, that each Member recognizes and agrees that the Company may and shall disclose certain Confidential Information, including certain Member Information, to third parties pursuant to and to the extent required by Transaction Documents to which the Company and its Subsidiaries are party.

(d)           Member Information shall not be supplied by the Company (and the Company shall instruct all designees to the board of directors of its Subsidiaries not to supply any such information) to any Person who is not an employee of the Company, including any employee of a Member or any Director who is not an employee of the Company.  Notwithstanding the foregoing, (i) Member Information may be disclosed to authorized third-party contractors of the Company if the Company determines that such disclosure is reasonably necessary to further the business of the Company, and if such contractor executes a non-disclosure agreement preventing such contractor from disclosing such Member Information for the benefit of each provider of Member Information in a form reasonably acceptable to the applicable Founding Member(s) and (ii) the Company may and shall disclose certain Member Information, to third parties (including investors in or creditors of Subsidiaries and counterparties to Transaction Documents to which the Company or its Subsidiaries are party) pursuant to and to the extent required by Transaction Documents to which the Company and its Subsidiaries are party.  Member Information disclosed by any Member to the Company shall not be shared with any other Member without the disclosing Member’s written consent.

10.4        Injunctive Relief.  The Company and each Member acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Members and the Company, as the case may be, irreparable injury for which an adequate remedy at law is not available.  Accordingly, it is agreed that each of the Members and the Company will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or, equity.  Nothing stated herein shall limit any other remedies provided under this Agreement or available to the parties at law or in equity.

10.5        Successors, Assigns and Transferees.  The provisions of this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and Permitted Transferees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including but not limited to any creditor of the Company or its Subsidiaries, any right, benefit, or remedy of any nature by reason of this Agreement.  An assignment of the rights, interests or obligations hereunder, including but not limited to an assignment by operation of law, shall be null and void unless a provision of this Agreement specifically provides otherwise or the Company gives its prior written consent therefor.

10.6        Notices.  Any written notice required or permitted to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered:  (a) upon delivery if delivered in person; (b) upon transmission if sent via telecopier, with electronic confirmation of receipt; (c) one Business Day after deposit with a nationally recognized courier service, provided that confirmation of such overnight delivery is received by the sender; and (d) upon transmission if sent via e-mail, with a confirmation copy sent via telecopier on the same day with electronic confirmation of receipt.  Notices to the Company or any Member shall be delivered to the Company or such Member as set forth in Exhibit A, as it may be revised from time to time.  Either party may change its address for notices by giving written notice of the new address to the other party in accordance with this Section, but any element of such party’s address that is not newly provided in such notice shall be deemed not to have changed.

10.7        Integration.  This Agreement, together with the other Joint Venture Agreements and the documents referred to herein or therein, or delivered pursuant hereto or thereto, contain the exclusive entire and final understanding of the parties with respect to the subject matter hereof and thereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof or thereto other than those expressly set forth herein or therein.  Except as expressly set forth herein and therein, this Agreement, together with the other Joint Venture Agreements, supersede all other prior agreements, discussions, negotiations, communications and understandings between the parties with respect to such subject matter hereof and thereof.  No party has relied on any statement, representation, warranty, or promise not expressly contained in this Agreement or another Joint Venture Agreement in connection with this transaction.

10.8        Severability.  If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, then such provision, paragraph, word, clause, phrase or sentence shall be deemed restated to reflect the original intention of the parties as nearly as possible in accordance with applicable law and the remainder of this Agreement.  The legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof will not be in any way impaired, it being intended that all obligations, rights, powers and privileges of the Company and the Members will be enforceable to the fullest extent permitted by law.  Upon such determination of invalidity, illegality or unenforceability, the Company and the Members shall negotiate in good faith to amend this Agreement to effect the original intent of the Members.

10.9        Counterparts.  This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.  The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page hereof to the other party.

10.10      Governing Law; Submission to Jurisdiction.

(a)           This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b)           Each party hereto agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Delaware or in New York, New York.  Subject to the preceding sentence, each party thereto:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware or New York, New York (and each appellate court located in Delaware or the State of New York) in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii)           consents to service of process in any such proceeding in any manner permitted by the applicable laws of Delaware or the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.6 is reasonably calculated to give actual notice, to the extent permitted by applicable law;

(iii)          agrees that each state and federal court located in Delaware or New York, New York shall be deemed to be a convenient forum;

(iv)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v)           agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in Delaware or New York, New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or New York or any other jurisdiction.

(c)           In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in Delaware or New York, New York.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Kevin M. Connor
	Name:	Kevin M. Connor
	Title:	Senior Vice President

CINEMARK MEDIA, INC.

By:	/s/ Michael Cavalier
	Name:	Michael Cavalier
	Title:	Senior Vice President-General Counsel

REGAL/DCIP HOLDINGS, LLC

By:	/s/ Amy E. Miles
	Name:	Amy E. Miles
	Title:	Chief Executive Officer

[Signature Page to DCIP LLC Agreement]

Exhibit A

Members, Units and Certain Capital Contributions

Names and Addresses	Pre-Closing Date Units	Pre-Closing Date Capital Contributions	Closing Date Capital Contribution	Total Units (including Closing Date Units)

AMC Founding Member:
American Multi-Cinema, Inc.
920 Main Street
Kansas City, MO 64105
Attention: Frank Rash, Senior Vice President
Telecopy: (816) 480-4619
Telephone: (816) 480-2521
Email: frash@amctheatres.com

	[* * *]	[* * *]	[* * *]	[* * *]

Cinemark Founding Member:
Cinemark Media, Inc.
3900 Dallas Parkway, Suite 500
Plano, TX 75093
Attention: Robert Copple, Chief Financial Officer
Telecopy: (972) 665-1003
Telephone: (972) 665-1116
Email: rcopple@cinemark.com

	[* * *]	[* * *]	[* * *]	[* * *]

Regal Founding Member: Regal/DCIP Holdings, LLC 7132 Regal Lane Knoxville, TN 37918 Attention: Amy Miles Telecopy: (865) 922-6085 Telephone: (865) 925-9422 Email: amy.miles@regalcinemas.com	[* * *]	[* * *]	Cash: $28,079,935 Equipment: $12,688,565 Total: $40,768,500	[* * *]

[* * *]      Certain confidential information contained in this document, marked by three asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

A-1

Exhibit B

ALLOCATIONS EXHIBIT

The provisions of this Allocations Exhibit (“Allocations Exhibit”) form a part of and are incorporated into the Operating Agreement of Digital Cinema Implementation Partners, LLC (the “Agreement”), to which it is attached as if these provisions were set forth in full in the Agreement.  Initially capitalized terms set forth in this Allocations Exhibit and not otherwise defined herein shall have the meanings specified for such terms in Article 1 of the Agreement.

1.             Capital Accounts.

1.1.          Establishment and Maintenance of Capital Accounts.  The Company shall establish and maintain for each Member a separate account (“Capital Account”) in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Allocations Exhibit.  The Capital Account of each Member shall be increased by (i) the amount of cash or the Gross Asset Value of any property contributed (or deemed contributed) by a Member to the Company (net of liabilities secured by the property or to which the property is subject) pursuant to the Agreement, (ii) the amount of Net Profits allocated to such Member pursuant to this Allocations Exhibit, and (iii) the amount of any other items of income or gain specially allocated to such Member pursuant to this Allocations Exhibit.  The Capital Account of each Member shall be decreased by (x) the amount of cash or Gross Asset Value (net of liabilities secured by the property or to which the property is subject) of any distributions of cash or property made to such Member pursuant to the Agreement, (y) the amount of Net Loss allocated to such Member pursuant to this Allocations Exhibit, and (z) the amount of any other items of deduction or loss specially allocated to such Member pursuant to this Allocations Exhibit.  The Capital Accounts of each Member shall be increased or decreased to reflect the revaluation of Company assets under Section 1.2 of this Allocations Exhibit.

1.2.          Revaluations of Company Assets.

(i)            Consistent with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and as provided in this Section 1.2, the Gross Asset Values of all Company assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company assets, as of the times of the adjustments provided in Section 1.2(ii) of this Allocations Exhibit, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such asset and allocated pursuant to this Allocations Exhibit.

(ii)           Such adjustments shall be made as of the following times: (w) immediately prior to the acquisition of an additional interest in the Company, after the date hereof, by any new or existing Member in exchange for more than a de minimis capital contribution; (x) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (y) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (z) such other times as determined by the Board, provided, however, that adjustments pursuant to clauses (w)

and (x) above shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(iii)          In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) the Gross Asset Value of Company assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company assets, as of the time any such asset is distributed.

(iv)          In determining Unrealized Gain or Unrealized Loss for purposes of this Allocations Exhibit, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) shall be determined by the Board using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 7 of the Agreement, be determined and allocated by the Board using such reasonable methods of valuation as it may adopt.  The Board shall allocate such aggregate value among the assets of the Company (in such manner as it may determine in its sole and absolute discretion to arrive at a fair market value for individual properties).

1.3.          Compliance with Regulations.  The provisions of this Allocations Exhibit relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or a Member), are computed in order to comply with such Treasury Regulations, the Board may make such modification, provided that it is not likely to have any material effect on the amounts distributable to any person pursuant to Article 7 of the Agreement upon the dissolution of the Company.  The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement and this Allocations Exhibit not to comply with Treasury Regulation Section 1.704-1(b).

2.             Allocation of Net Profit and Net Loss.

2.1.          Allocations to Members.  Except as otherwise provided in Article 3 of this Allocations Exhibit (including, without limitation, the special allocations related to Depreciation), Net Profits and Net Loss shall be allocated among the Members in accordance with their then respective Allocation Percentages.

2.2.          Substantial Economic Effect.  The allocation provisions contained in this Allocations Exhibit are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder.

3.             Special Allocations.  Notwithstanding any other provision of the Agreement or this Allocations Exhibit, the following special allocations shall be made in the following order:

3.1.          Minimum Gain Chargeback.  Notwithstanding any other provisions of this Allocations Exhibit, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year (or other applicable period), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, as determined under Treasury Regulation Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6).  This Section 3.1 is intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

3.2.          Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Allocations Exhibit (except Section 3.1), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Fiscal Year (or other applicable period), each Member who has a share of the Minimum Gain Attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year or period (and, if necessary, subsequent years or periods) in an amount equal to such Member’s share of the net decrease in such Minimum Gain Attributable to Partner Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4).  This Section 3.2 is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

3.3.          Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) and, after giving effect to the allocations required under Articles 2 and 3 of this Allocations Exhibit as if this Section 3.3 were not a part of this Agreement, such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

3.4.          Gross Income Allocation.  If any Member would otherwise have an Adjusted Capital Account Deficit as of the last day of any Fiscal Year (or other applicable period), individual items of income and gain of the Company shall be specifically allocated to such Member (in the manner specified in Section 3.3 of this Allocations Exhibit) so as to eliminate such deficit as quickly as possible.

3.5.          Limitations on Net Loss Allocations.  With respect to any Member, notwithstanding the provisions of Section 2.1, the amount of Net Losses for any Fiscal Year (or other applicable period) that would otherwise be allocated to a Member under Section 2.1 shall not cause or increase an Adjusted Capital Account Deficit.  Any Net Loss in excess of the limitation set forth in this Section 3.5 shall be allocated among the Members, pro rata, to the extent each, respectively, is liable with respect to any debt or other obligations of the Company.

3.6.          Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year (or other applicable period) shall be allocated among the Members in a manner such that the Members’ Capital Accounts would equal, as close as possible, the Capital Accounts that such Members would have without regard to any Nonrecourse Deductions.

3.7.          Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Fiscal Year (or other applicable period) shall be specially allocated to the Member who bears the economic risk of loss, under Treasury Regulation Section 1.704-2(i)(1), with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(2).

3.8.          Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

3.9.          Curative Allocations.  The foregoing allocations set forth in this Article 3 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2.  Notwithstanding any provisions of this Allocations Exhibit to the contrary (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the cumulative net amount for the allocations of Company items under the other Articles hereof shall be equal to the net amount that would have been allocated had the Regulatory Allocations not occurred.  This Section 3.9 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

3.10         Depreciation.  All Depreciation deductions attributable to the Equipment installed to a Member’s Complexes shall be specially allocated to that Member.  All other Depreciation deductions shall be included as a component of Net Profits and Net Loss.

3.11.        Non-Funding Member.  In the event that the Capital Account balances of the Members are adjusted to take account of a Non-Funding Member pursuant to Section 5.4(a)(v) of the Agreement, Net Profits and Net Loss, and individual items of Company income, gain, loss and deduction, shall be specially allocated to the Members to reflect the adjustment contemplated by Section 5.4(a)(v) of the Agreement.

3.12         Special Allocation.  If, for federal income tax purposes, the Company is deemed to have made a deductible payment to a Member that is not actually paid, then notwithstanding Section 2.1, the deduction attributable to such payment shall be specially allocated to such Member.

4.             Allocations for Tax Purposes.

4.1.          Generally.  Except as otherwise provided in this Article, for federal income tax purposes, each item of income, gain, loss and deduction (a “Tax Item”) shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated among the Members pursuant to this Allocations Exhibit.

4.2.          Sections 1245/1250 Recapture.  If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Members in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from that Member who is allocated Affected Gain pursuant to clause (A) so that, to the extent possible, the other Member is allocated the same amount and type, of capital gain that would have been allocated to it had Code Sections 1245 and/or 1250 not applied.  For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each Fiscal Year (or other applicable period), such deductions shall be deemed allocated on the same basis as Net Profit and Net Loss for such Fiscal Year (or other applicable period).

4.3.          Tax Allocations:  Code Section 704(c).  In accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any asset contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and its initial Gross Asset Value.  In the event the Gross Asset Value of any Company asset is adjusted pursuant to this Allocations Exhibit, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder.  Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement, provided that any items of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such asset at the time of its contribution over (B) the Gross Asset Value of such asset at such time, be allocated in its entirety to such contributing Member and the tax basis of such asset for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company. Allocations pursuant to this Section 4.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

5.             Excess Nonrecourse Liabilities.

Any “excess nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) shall be allocated to the Members based on their Allocation Percentages.

6.             Definitions.

6.1.          “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year (or other applicable period), after giving effect to the following adjustments:

(i)            Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)           Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

6.2           “Affected Gain” shall have the meaning set forth in Section 4.2 of this Agreement.

6.3           “Allocation Percentages” means the percentage that is equal to the Digital Systems deployed in a Member’s Screens expressed as a percentage of all the Digital Systems deployed in all the Members’ Screens, as determined from time to time.

6.4.          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

6.5.          “Depreciation” means, for each Fiscal Year (or other applicable period), an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year (or other applicable period), except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year (or other applicable period), Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year (or other applicable period) bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year (or other applicable period) is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

6.6.          “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution to the Company, as determined by the contributing Member and the Board;

(ii)           the Gross Asset Values of all Company assets shall be adjusted in accordance with Section 1.2 of this Allocations Exhibit; and

(iii)          the Gross Asset Value of an asset shall be adjusted each Fiscal Year (or other applicable period) by the Depreciation with respect to such asset taken into account for purposes of computing Net Profits and Net Loss for such year (or other applicable period).

6.7.          “Minimum Gain Attributable to Partner Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Treasury Regulation Section 1.704-2(i)(2).

6.8.          “Net Profits or Net Loss” shall mean, for each Fiscal Year (or other applicable period), an amount equal to the Company’s taxable income or tax loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)            The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes;

(ii)           Any income, gain or loss attributable to the taxable disposition of any Company asset shall be determined as if the adjusted basis of such asset as of such date of disposition were equal in amount to the Company’s Gross Asset Value with respect to such asset as of such date;

(iii)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year (or other applicable period);

(iv)          In the event the Gross Asset Value of any Company asset is adjusted to reflect any Unrealized Gain or Unrealized Loss with respect to such asset pursuant to Section 1.2 hereof, the amount of any such Unrealized Gain or Unrealized Loss shall be taken into account as gain or loss from the disposition of such asset; and

(v)           Any items specially allocated under Article 3 of this Allocations Exhibit shall not be taken into account.

6.9.          “Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Treasury Regulations.

6.10.        “Nonrecourse Liabilities” shall have the meaning set forth in Section 1.752-1(a)(2) of the Treasury Regulations.

6.11.        “Partner Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

6.12.        “Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(1) of the Treasury Regulations.

6.13.        “Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and (d)(1) of the Treasury Regulations.

6.14.        “Regulatory Allocations” shall have the meaning set forth in Section 3.9 of this Allocations Exhibit.

6.15         “Tax Item” shall have the meaning set forth in Section 4.1 of this Allocations Exhibit.

6.16         “Treasury Regulations” means the federal income tax regulations, including any temporary regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any and all references herein to specific provisions of the Treasury Regulations shall be deemed to refer to any corresponding successor provisions.

6.17.        “Unrealized Gain” means, with respect to any Company asset as of any particular date, the excess of (i) the gross fair market value of such asset on such date as determined in accordance with Section 1.2 of this Allocations Exhibit, over (ii) the Gross Asset Value of such asset to the Company on such date.

6.18.        “Unrealized Loss” means, with respect to any Company asset as of any particular date, the excess of (i) the Gross Asset Value of such asset to the Company on such date, over (ii) the gross fair market value of such asset on such date, as determined in accordance with Section 1.2 of this Allocations Exhibit as of such date.